UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WEB.COM GROUP, INC.
(Name of Registrant as Specified in Its Charter)
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEB.COM GROUP, INC.
12808 Gran Bay Parkway West
Jacksonville, Florida 32258

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 10, 2017
Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of WEB.COM GROUP, INC., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, May 10, 2017 at 10:30 a.m. local time, at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

The purpose of the Annual Meeting is to:

1.	Elect two directors to hold office until the 2020 Annual Meeting of Stockholders.

2.	Ratify the selection of Ernst & Young LLP as the independent registered certified public accounting firm for the fiscal year ending December 31, 2017.

3.	Indicate, on an advisory basis, the preferred frequency of the stockholder advisory votes on the executive compensation of the Company’s named executive officers.

4.	Provide an advisory vote on the Company's executive compensation.

Stockholders who owned Web.com Group, Inc. common stock at the close of business on the record date, March 13, 2017, are entitled to vote at the meeting, or any summary postponement or adjournment thereof.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 10, 2017:

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including consolidated financial statements, are available to you at: www.proxyvote.com.

By Order of the Board of Directors
Web.com Group, Inc.

Matthew P. McClure
Secretary

Jacksonville, Florida
April 7, 2017

YOUR VOTE IS IMPORTANT

Even if you plan to attend the meeting in person, please date, sign and return your proxy card in the enclosed envelope, or vote via telephone, or the internet, prior to the meeting and as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

WEB.COM GROUP, INC.
12808 Gran Bay Parkway West
Jacksonville, Florida 32258

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

May 10, 2017

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

Web.com Group, Inc. (sometimes referred to as the “Company” or “Web.com”), on behalf of its Board of Directors (the “Board”), is soliciting your proxy to vote on certain matters at the 2017 Annual Meeting of Stockholders (or any postponement or adjournment thereof). This Proxy Statement summarizes the information you need to review in order to vote. You are invited to attend this annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares, and instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 7, 2017 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Stockholders who owned Web.com common stock at the close of business on the record date, March 13, 2017, are entitled to vote at the meeting. As of the record date, there were 51,124,135 shares of common stock outstanding and entitled to vote.

Stockholder of Record:

If on March 13, 2017, your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or Internet as instructed below to ensure your vote is counted.

Beneficial Owner:

If on March 13, 2017 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Notice and Access

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending our stockholders a notice regarding the availability of this proxy statement, our Annual Report on Form 10-K for year ended December 31, 2016, and other proxy materials via the Internet. This notice instructs you how to access and review the proxy materials and how to submit your vote over the Internet, and you should follow the instructions set forth in the notice.

How do I attend the annual meeting?

The meeting will be held on Wednesday, May 10, 2017, at 10:30 a.m. local time at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258. If you plan to attend the annual meeting and need directions, please contact our Investor Relations Department at 904-680-6600. Information on how to vote in person at the annual meeting is discussed below.

What am I voting on?

There are four proposals scheduled for a vote:

1.To elect two directors to hold office until the 2020 Annual Meeting of Stockholders.

2.    To ratify the selection of Ernst & Young LLP as the Company's independent registered certified public accounting firm for the fiscal year ending December 31, 2017.

3.    To indicate, on an advisory basis, the preferred frequency of the stockholder advisory votes on executive compensation of the Company’s named executive officers.

4.    To provide an advisory vote on the Company's executive compensation for named executive officers.

How do I vote?

•	You may either vote “For” each nominee to the Board or you may “Withhold” your vote for each nominee.

•	You may vote “For”, “Against”, or “Abstain” on the ratification of Ernst & Young as the Company’s auditors for 2017.

•	You may vote “One”, “Two”, “Three”, or “Abstain” on the advisory vote on the preferred frequency of the stockholder advisory votes on executive compensation of the Company’s named executive officers.

•	You may vote “For”, “Against”, or “Abstain” on the advisory vote on the compensation for named executive officers.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	If you wish to vote in person, you will receive a ballot when you arrive at the annual meeting.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide your holder account number and proxy access number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 9, 2017 to be counted.

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To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide your holder account number and proxy access number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 9, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

 If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Web.com. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

You have one vote for each share of common stock you own as of the close of business on March 13, 2017.

What if I return a proxy card but do not make specific choices?

If you return a signed proxy card without marking any voting selections, your proxy will follow the Board’s recommendations and vote your shares as follows:
“For” both of the nominees for director.
“For” the ratification of Ernst & Young as the Company’s auditors for 2017.
“For” one year as the preferred frequency of advisory votes to approve executive compensation for the named executive officers.
“For” the approval of the executive compensation for the named executive officers.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, the Company’s directors and employees also may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company also may reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Company’s Secretary at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

        To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 2, 2017, to the Secretary of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

A stockholder nomination for director or a proposal that will not be included in next year’s proxy materials, but that a stockholder intends to present in person at next year’s annual meeting, must comply with the notice, information and consent provisions contained in the Company’s Bylaws. In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing, to the Company’s Secretary at the Company’s principal executive offices no later than the close of business on February 9, 2018, (90 days prior to the first anniversary of the 2017 Annual Meeting Date) nor earlier than the close of business on January 10, 2018 (120 days prior to the first anniversary of the 2017 Annual Meeting Date). In the event that the Company sets an annual meeting date for 2018 that is not within 30 days before or after the anniversary of the 2017 Annual Meeting date, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2017 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2018 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting is first made. The Company’s Bylaws contain additional requirements to properly submit a proposal or nominate a director. If you plan to submit a proposal or nominate a director, please review the Company’s Bylaws carefully. You may obtain a copy of the Company’s Bylaws by mailing a request in writing to the Secretary of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold”, with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes “For” frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to all other proposals, “For”, and “Against” votes, abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Generally, “non-discretionary” matters include director elections and other matters like those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

•
For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or presented by proxy will be elected. Only votes “For” affect the outcome of this proposal.

•
For the vote on the approval of Ernst & Young as the Company’s auditors for 2017 the proposal must receive a “For” vote from the majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes have no effect and will not be counted towards the vote total.

•
For the advisory vote on the frequency of stockholder advisory votes on executive compensation to be approved, the frequency receiving a plurality of the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote will be considered the frequency preferred by the stockholders. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect. This vote is advisory in nature and is not binding on the Company.

•
For the advisory vote regarding executive compensation for the named executive officers to be approved, the proposal needs to receive “For” votes from the holders of a majority of the shares present in person or represented by proxy. If you “Abstain” from voting, the abstention will have the same effect as an “Against” vote. Broker non-votes will have no effect. This vote is advisory in nature and is not binding on the Company.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the shares outstanding on the record date are represented by stockholders present at the meeting or by proxy. On March 13, 2017, the record date, there were 51,124,135 shares outstanding and entitled to vote. Thus, 25,562,068 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K to be filed on or before May 14, 2017.

How can I access the Proxy Statement and Annual Report?

You can view the 2017 Proxy Statement and the 2016 Annual Report at http://ir.web.com/annuals.cfm or request a copy by mail, without charge, upon written request to: Secretary, Web.com Group, Inc., 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please either notify your broker or direct your written request to the Secretary, Web.com Group, Inc., 12808 Gran Bay Parkway West, Jacksonville, Florida 32258. You may also make these requests by calling the Secretary at (904) 680-6600. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016, IS AVAILABLE WITHOUT CHARGE AT http://ir.web.com/ OR BY MAIL UPON WRITTEN REQUEST TO: SECRETARY, WEB.COM GROUP, INC., 12808 GRAN BAY PARKWAY WEST, JACKSONVILLE, FLORIDA 32258.

PROPOSAL 1
ELECTION OF DIRECTORS

Web.com’s Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified or until the director’s death, resignation or removal. This includes vacancies created by an increase in the number of directors.

As of December 31, 2016, the Board had eight members. There are two directors in the class whose term of office expires in 2017. Mr. David L. Brown and Mr. Timothy I. Maudlin were last elected to the Board by the Company’s stockholders at its Annual Meeting of Stockholders on May 7, 2014. If elected at this annual meeting, the two directors will serve until the 2020 annual meeting of stockholders, or until that time and until their successors are elected and have qualified, or until such director’s death, resignation or removal.

It is the Company’s policy to encourage directors and nominees for director to attend the annual meeting, and all directors participated in the Company’s 2016 annual meeting.

Set forth below are brief biographies of Messrs. Brown and Maudlin, the nominees for election at the annual meeting, and of each additional director whose term will continue after the 2017 annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2020 ANNUAL MEETING

David L. Brown, age 63, has served as the Company’s Chief Executive Officer since August 2000, Chairman of the Board since October 2000, and a member of the Board since August 1999. Mr. Brown is also President and has served in this position since October 2009, and previously from August 1999 until March 2000, and from August 2000 until September 2007. Mr. Brown was a managing partner of Atlantic Partners Group, a private equity firm, from March 2000 until August 2000. Prior to joining us, Mr. Brown founded Atlantic Teleservices, a technology services company in 1997, and served as its Chief Executive Officer from 1997 until its acquisition by the Company in August 1999. Mr. Brown holds a B.A. from Harvard University.

Based on his specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee have determined that Mr. Brown is well qualified to serve as a director of the Company. Specifically, after evaluating Mr. Brown’s qualifications, the Board and the Nominating and Corporate Governance Committee believes Mr. Brown’s extensive experience with the Company which is a consequence of his long tenure as Chief Executive Officer and Chairman of the Board, brings necessary historic knowledge, technological expertise and continuity to the Board. The Board and Nominating and Corporate Governance Committee also believes that, as a result of his long tenure with the Company in his executive position, in particular his experience in guiding the Company through numerous and often transformational acquisitions during his tenure as Chief Executive Officer, Mr. Brown brings to the Board substantial leadership skills, financial and acquisition expertise.

Timothy I. Maudlin, age 66, has served as a member of the Company’s Board of Directors since February 2002 and was appointed Lead Director in January 2007. He is Chairman of the Audit Committee, and a member of the Compensation Committee. Since December 2015, he has been a member of the Board and Chair of the Audit Committee of Alteryx, Inc., a NYSE-listed service data analytics company. From May 2008 until its sale in July 2013, Mr. Maudlin was the Chair of the Audit committee, the Lead Director since May 2010, and the Chair of the Nominating and Governance committee since March 2012 of Exact Target, Inc., which was a NYSE-listed cross-channel, interactive marketing company. Mr. Maudlin was a Director and Chair of the Audit Committee of MediaMind Technologies, Inc., which was a NASDAQ listed advertising management solutions company from August 2008 until its sale in 2011. Mr. Maudlin is a member of the Board, Lead Director, Chair of the Audit Committee and the Compensation Committee of Monetate, Inc., a privately-held multi-channel personalization company; a member of the Board, Chair of the Audit Committee and a member of the Compensation Committee of eVestment Alliance, a privately-held intelligence company serving the institutional investing community; a member of the Board, Chair of the Audit Committee and a member of the Compensation Committee of Drillinginfo, a privately-held intelligence company serving the oil and gas industry; a member of the Board and Chair of the Audit Committee of PluralSight, LLC, a privately-held professional technology learning company; a member of the Board, Lead Independent Director and Chair of the Audit Committee of Frontline Education, LLC, a privately-held company serving the education community; and a member of the Board and Chair of the Audit Committee of Ministry Brands, LLC, a software company serving faith-based organizations. Mr. Maudlin is a certified public accountant and holds a B.A. from St. Olaf College and a M.M. from Kellogg School of Management at Northwestern University with Majors in Accounting, Finance and Management.

Based on his specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee have determined that Mr. Maudlin is well qualified to serve as a director of the Company. Specifically, when evaluating Mr. Maudlin’s combination of extensive financial experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee considered his experience as a board member over the last 15 years of a number of public and private companies and his 20 plus years as the managing partner of a venture capital firm as qualifications that play a significant role in the Board’s oversight and in guiding the Company on its business strategy, public company reporting requirements, and financial responsibilities. In addition, his current status as an “independent director” under the NASDAQ rules played an important role in such determination. Mr. Maudlin also qualifies as an “audit committee financial expert” under SEC guidelines.

THE BOARD OF DIRECTORS RECOMMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Hugh M. Durden, age 73, has served as a member of the Company’s Board of Directors since January 2006, and he is also Chairman of the Compensation Committee and a member of the Audit Committee. Since 2005, Mr. Durden has been the Chairman of the Board of Trustees of the Alfred I. DuPont Testamentary Trust, and a director of the Nemours Foundation from 1997 until 2015. Mr. Durden was a director of the St. Joe Company, a NYSE listed real estate development company, from 2000 until 2012, and Chairman of the St. Joe Board of Directors from 2009 until 2012. From January 1994 until December 2000, Mr. Durden served as President of Wachovia Corporate Services, and Executive Vice President of Wachovia Corporation, a banking corporation. Mr. Durden holds a B.A. degree from Princeton University and an MBA from the Freeman School of Business at Tulane University.

Based on his specific experience, qualifications, attributes and skills, it is the belief of the Board and the Nominating and Corporate Governance Committee that Mr. Durden is well qualified to serve as a director of the Company. Specifically, when evaluating Mr. Durden’s qualifications, the Board and the Nominating and Corporate Governance Committee considered his over 30 years of experience in corporate finance and his MBA in finance, and considered his skills and experience as very important attributes in providing valued advice and helping to guide the Company with its financial strategy. In addition, his current status as an “independent director” under the NASDAQ rules plays an important role in such evaluation.

Deborah H. Quazzo, age 56, has served as a member of the Board since January 6, 2011, and she is also a member of the Audit Committee and the Nominating and Corporate Governance Committee. Ms. Quazzo is the Managing Partner of GSV Acceleration, an early stage venture capital fund focused on investment in learning and talent technology companies, and has been in this position since June 2016. From April 2009 until June 2016, she was the Managing Partner of GSV Advisors, a merchant bank providing advisory and investment services to the education and business services sectors. She was co-founder and President of ThinkEquity Partners, an investment bank from 2001 until 2007, when it was acquired by London-based Panmure Gordon, and served on the Board of Directors of Panmure Gordon from March 2007 to October 2008. Prior to 2001, she was Managing Director of the Investment Banking Division of Merrill Lynch & Co., and previously held positions with JP Morgan. She is also an active Board member for Degreed and Lightneer. She holds a B.A. from Princeton University and a M.B.A. from Harvard Business School.

Based on her specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee believe that Ms. Quazzo is well qualified to serve as a director of the Company. Specifically, when evaluating Ms. Quazzo’s qualifications, the Board and the Nominating and Corporate Governance Committee considered her financial and entrepreneurial experience and considered her skills and experience in creating and growing businesses as a valuable asset to the Company. In addition, her current status as an “independent director” under the NASDAQ rules played an important role in such evaluation.

Timothy P. Cost, age 57, has served as a member of the Board since December 5, 2014, and he is also a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Cost is currently the President of Jacksonville University and has held that position since February 1, 2013. He was Executive Vice President of PepsiCo, a food and beverage company, from 2010 to 2012. He has 32 years of senior executive experience at many of the world’s top companies, including Bristol-Myers Squibb, Kodak, ARAMARK, Wyeth/Pfizer, Centocor/Johnson & Johnson, and Pharmacia. Mr. Cost holds an undergraduate degree from Jacksonville University and an MBA in Finance and Economics from the William E. Simon School of Business at the University of Rochester.

Based on his specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee determined that Mr. Cost is well qualified to serve as a director of the Company; specifically, when evaluating Mr. Cost’s qualifications, the Board and the Nominating and Corporate Governance Committee considered his 30 years plus of experience on mergers and acquisitions, strategy, marketing and communications, crisis/issues management, and capital markets and concluded that this experience and expertise will provide a valuable perspective to the Company. In addition, his current status as an “independent director” under the NASDAQ rules played an important role in such determination.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Robert S. McCoy, Jr., age 78, has served as a member of the Board since March 2006, and a member of the Audit Committee, and a member of the Nominating and Corporate Governance Committee for which he was the Chairman until January 27, 2016. From November 2003 until its sale in 2016, Mr. McCoy served as a Director of Krispy Kreme Doughnuts, Inc., a NYSE-listed food company. Mr. McCoy was a Director of MedCath Corporation from October 2003 until its dissolution in September 2012. Mr. McCoy retired in September 2003 as Vice Chairman and Chief Financial Officer of Wachovia Corporation,

a diversified financial services company, after spending two years co-managing the integration of Wachovia and First Union Corporation subsequent to their 2001 merger, where he had served as a senior executive officer since 1991. He was also the President and Chief Financial Officer of South Carolina National Corporation from 1984 to 1991. Mr. McCoy holds a BBA from Western Michigan University with an Accounting Major. He was also a certified public accountant, and was a partner in the firm of PricewaterhouseCoopers from 1974 through 1984.

Based on his specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee believe that Mr. McCoy is well qualified to serve as a director of the Company. Specifically, when evaluating Mr. McCoy’s qualifications, the Board and the Nominating and Corporate Governance Committee considered his experience as a member of the Boards of Krispy Kreme Doughnuts, Inc. and MedCath Corporation; his risk-management and financial experience as Chief Financial Officer of Wachovia Corporation and his accounting experience as a partner at PricewaterhouseCoopers, the Board and the Nominating and Corporate Governance Committee determined that his experience during a 42-year career, and his roles involving integration, finance, and preparation of financial statements are invaluable assets that are useful to the Company in dealing with the Board’s oversight responsibilities of the Company’s public company reporting requirements, particularly in the financial arena. In addition, his current status as an “independent director” under the NASDAQ rules played an important role in such determination. Mr. McCoy also qualifies as an “audit committee financial expert” under SEC guidelines.

Philip J. Facchina, age 55, has served as a member of the Board since November 24, 2010. He is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee. He is currently Partner, Co-Portfolio Manager and the Chief Operating Officer of Ramsey Asset Management, LLC, an investment management firm, since April 2008. Mr. Facchina currently also serves as the Advisor to the CEO of Johanna Foods, Inc., where he leads the Audit Committee, additionally, he serves as Senior Advisor to the World Series of Fighting and Senior Advisor to SurgCenter Development, he is also a Member of the Board of Directors of CargoSense, Inc. From August 1998 to March 2008, he served as Senior Managing Director and Group Head of Technology, Media and Telecom as well as the Healthcare Investment Banking Groups within Friedman, Billings, Ramsey and FBR Capital Markets, an investment banking firm. At FBR Phil served variously on the Commitment Committee and as Head of Financial Sponsors. Prior to FBR, Phil served in various C-level roles of both public and private companies. Phil holds an MBA degree from the University of Pennsylvania’s Wharton School of Business and a B.S. degree in Accounting from the University of Maryland.

Based on his specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee believe that Mr. Facchina is well qualified to serve as a director of the Company. Specifically, when evaluating Mr. Facchina's qualifications, the Board and the Nominating and Corporate Governance Committee determined that his over 30 years of business experience in investment banking, investment management and as a senior corporate executive, the Board and the Nominating and Corporate Governance Committee determined that this experience combined with his acumen and skills are valuable assets helping guide the Company with its financial strategy. In addition, his current status as an “independent director” under the NASDAQ rules played an important role in such determination. Mr. Facchina also qualifies as an “audit committee financial expert” under SEC guidelines.

John Giuliani, age 55, has served as a member of the Board since February 6, 2015, and he is also a member of the Compensation Committee. Mr. Giuliani is currently Chief Executive Officer of Conversant, a subsidiary of Alliance Data Systems, Inc., a NYSE-listed provider of marketing, loyalty, and credit solutions company since December 2012. He was Chief Operating Officer of ValueClick (now Conversant), from May 2012 to December 2012. From December 2005 to August 2011, he was Chairman and Chief Executive Officer of Dotomi, Inc., an internet Media and Advertising Company until its sale to ValueClick in August 2011. Mr. Giuliani has served on the boards of Q Interactive, Claria, and Bluestem Brands. He holds an MBA degree from Kellogg School of Management.

Based on his specific experience, qualifications, attributes and skills, the Board and the Nominating Corporate Governance Committee believe that Mr. Giuliani is qualified to serve as a director of the Company. Specifically, when evaluating Mr. Giuliani's qualifications, the Board and the Nominating and Corporate Governance Committee determined that his experience as having served in internet advertising companies, his 20+ years in the market servicing/advertising sectors, and in his previous role of director/advisor for early stage companies, bring technology and marketing knowledge to the Company that will help guide it in its business arena. In addition, his current status as an “independent director” under the NASDAQ rules played an important role in such determination.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under NASDAQ listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Durden, Cost, Facchina, Giuliani, Maudlin and McCoy, and Ms. Quazzo. In making this determination, the Board found that none of the independent directors or nominees for director has a material or other disqualifying relationship with the Company. Mr. Brown, the Chief Executive Officer and President of the Company, is not an independent director.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met nine times during the last fiscal year. Each incumbent Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which each director served, held during the period for which each person was a director or committee member, respectively.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board maintains governance practices followed by the Company as documented in the Corporate Governance Principles to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The principles are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Principles set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer’s performance, evaluation and succession planning, and board committees and compensation. The Corporate Governance Principles, as well as the charters for each committee of the Board, are periodically reviewed by the Board, and may be viewed at ir.web.com.corporate-governance.cfm.

As required under applicable NASDAQ listing standards, during the fiscal year ended December 31, 2016, the Company’s independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Mr. Maudlin, Lead Director and chair of the Audit Committee, presided over the executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Web.com Group, Inc., at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258. If no particular director is named, letters will be forwarded, depending on the subject matter, to the respective chair of the Audit, Compensation, or Nominating and Corporate Governance Committees.

Mr. Brown serves as Chair of the Board, Chief Executive Officer and President. The Board believes that having a combined Chief Executive Officer and Chair of the Board role, helps to ensure that the Board and management act with a common purpose and if these offices were separated, it could have the potential to give rise to a divided leadership, which could interfere with good decision-making and weaken the Company’s ability to develop and implement strategy. Instead, the Board believes that combining these two positions provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Board believes that this combination serves to act as a bridge between management and the Board, facilitating the regular flow of information, and knowledge of the Company.

The Board appointed Mr. Maudlin as Lead Director to help reinforce the independence of the Board as a whole. Mr. Maudlin’s responsibilities as Lead Director include: presiding at all executive sessions of the Board and giving the Chair and CEO feedback on matters discussed; reviewing and providing input with respect to possible agenda items to be presented at the meeting; serving as principal liaison between the Chair and the other independent directors of the Board; providing feedback to the Chair and acting as a sounding board with respect to strategies, accountability, relationships and other issues; overseeing that the Board discharges its responsibilities, and ensuring that the Board evaluates the performance of management objectively. Mr. Maudlin, in his position as Lead Director, plays a significant role not only in the Board’s leadership but in maintaining the independence of the Board.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee oversees management of financial risks, as well as oversight of the enterprise risk management of the Company. The Compensation Committee oversee whether any of our compensation plans and programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee monitors the effectiveness of the Company’s Corporate Governance Principles, including whether they are successful in preventing illegal or improper liability - creating conduct. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about the risks overseen by these committees.

The following table provides the current membership and the meeting information for the fiscal year ended December 31, 2016 for each of the Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Timothy P. Cost		x	x
Hugh M. Durden	x	x*
Philip J. Facchina	x	x	x*(1)
Timothy I. Maudlin	x*	x
John Giuliani		x
Robert S. McCoy, Jr.	x		x(2)
Deborah H. Quazzo	x		x

Total meetings during 2016:	6	5	1
* Committee Chair.
(1) Committee Chair since January 2016.
(2) Committee Chair until January 2016.

The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. Below is a description of each committee of the Board.

AUDIT COMMITTEE

The Audit Committee of the Board oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” set forth in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. During 2016 the Audit Committee met six times in executive session with the Company’s independent auditor.

The Audit Committee reviews with management and the Company’s auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment, risk management, and financial risk exposure, and the steps that management takes to monitor and control these exposures. The Audit Committee Charter gives specific authority to the Audit Committee for this assessment of risk, and for oversight of the enterprise risk management of the Company.

The Audit Committee charter can be found on the Company’s website at http://ir.web.com/corporate-governance.cfm. The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as required by Rule 5605 of the NASDAQ Listing Rules). The Board has determined that Mr. Facchina, Mr. Maudlin and Mr. McCoy qualify as “audit committee financial experts,” under applicable SEC rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of the Company’s other filings under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

Primary Responsibilities and 2016 Actions

The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Audit Committee oversees the quality and integrity of our financial reporting processes and the Company’s systems of internal accounting controls and reviews with management and the external auditors, as appropriate, the guidelines and policies with respect to risk assessment, risk management, and financial risk exposures, and the steps that management takes to monitor and control these exposures. Management is responsible for preparing the financial statements and for establishing and maintaining adequate internal controls over financial reporting, and establishing and implementing guidelines and policies with respect to risk assessment, risk management and financial risk exposures. The external auditors are responsible for performing an independent audit of those financial statements and an independent audit of the effectiveness of the Company’s internal controls over financial reporting.

     In 2016, the Audit Committee held six meetings. Meeting agendas are established by the Audit Committee’s Chair. During 2016, among other things, the Audit Committee:

•	Met with the senior members of the Company’s financial management team at each regularly scheduled meeting.

•
Held separate private sessions, during its regularly scheduled meetings, with each of the Company’s Chief Legal Officer, internal audit, and Ernst & Young, LLP, the Company’s independent auditors, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place.

•	Continued its long-standing practice of having independent legal counsel, who regularly attends committee meetings.

•
Received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting.

•
Discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

•	Reviewed and discussed with management and the independent auditors the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K, prior to filing with the SEC.

•
Reviewed with senior members of the Company’s financial management team, internal auditors, and the independent auditors, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting.

•
Reviewed with management, the internal auditors, and the independent auditors, significant risks and exposures identified by management, the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs.

In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements and other reports, and of the independent auditors, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.

Committee Member Independence and Financial Expert

From January 1, 2016 to December 31, 2016, the Audit Committee was comprised of Messrs. Maudlin (Chair), Durden, McCoy and Facchina and Ms. Quazzo, all of whom satisfied the independence criteria of the NASDAQ listing standards for serving on an audit committee. SEC regulations require the Company to disclose whether its Board has determined that a director qualifying as a “financial expert” serves on the Company’s Audit Committee. Beginning in 2005 and continuing annually, the Board made a qualitative assessment of Mr. Maudlin’s level of knowledge and experience based on a number of factors, including, but not limited to, his formal education and previous experience as an audit manager with Arthur Andersen and as a chief financial officer, his understanding of internal controls and procedures for financial reporting, and an understanding of audit committee functions and responsibilities, and the Board has determined that Mr. Maudlin qualifies as a “financial expert” within the meaning of such regulations.

Beginning in 2015 and continuing annually, the Board made a qualitative assessment of Mr. McCoy’s experience and knowledge based on, including but not limited to, his previous positions as Vice Chairman and Chief Financial Officer of Wachovia Corporation and South Carolina Bank, serving as chair of the Audit Committee of two companies, having been a certified public accountant, and having been a partner in PricewaterhouseCoopers, his understanding of internal controls and financial reporting, and made a determination that Mr. McCoy qualifies as a “financial expert” within the SEC regulations.

In March 2016, the Board made a qualitative assessment of Mr. Facchina's experience and knowledge based on, including but not limited to, his over 30 years of business experience in investment banking, investment management and as a senior corporate executive as well as his formal education and previous experience as an audit manager with Arthur Young and Company and made a determination that Mr. Facchina qualifies as a "financial expert" within the SEC regulations.

Recommendation Regarding 2016 Audited Financial Statements

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the calendar year ended December 31, 2016, with management. In addition, the Audit Committee has met and has discussed with management and with Ernst & Young, LLP, the Company’s independent registered public accounting firm for 2016, with respect to matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has discussed with Ernst & Young, LLP, without management present, the results of their examinations, the overall quality of the company’s financial reporting as well as the results of their review of the Company’s internal controls over financial reporting. The Audit Committee also has received written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed the firm’s independence.

Based on the reviews and discussions referred to above, and the reports of Ernst & Young, LLP, the Audit Committee has recommended to the Board, and the Board has approved, that the Company’s audited financial statements for the fiscal year ended December 31, 2016, be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

AUDIT COMMITTEE
Timothy I. Maudlin, Chair
Hugh M. Durden
Philip J. Facchina
Robert S. McCoy, Jr.
Deborah H. Quazzo

COMPENSATION COMMITTEE

The Compensation Committee of the Board reviews and approves the overall compensation policies, plans and programs for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; determines and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; reviews and, in consultation with the Nominating and Corporate Governance Committee, recommends to the full Board compensation for independent directors; and administers the Company’s stock equity programs, stock bonus plans, deferred compensation plans and other similar programs. However, the Compensation Committee may, at its discretion and in accordance with the philosophy of making information available to the Board, present executive compensation matters to the entire Board for its review and approval. In the Compensation Discussion and Analysis section of this proxy statement, the material elements of the compensation program and an analysis of the factors underlying the Compensation Committee’s compensation policies are more fully discussed. Based on this, the Compensation Committee has recommended to the Board of Directors that this analysis be included in the proxy statement and in the Company’s annual report on form 10-K for the year ended December 31, 2016. Furthermore, all members of the Company’s Compensation Committee are independent (for purposes of the NASDAQ Listing Rules).

The Compensation Committee charter can be found on the Company’s corporate website at http://ir.web.com/corporate-governance.cfm.

During 2016, the Compensation Committee met five times in executive session. In addition, various members of Management and other employees as well as outside advisors and consultants are invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the sole authority to approve the consultant’s reasonable fees and other retention terms.

In connection with setting board and executive compensation for 2016, the Compensation Committee engaged Compensation & Leadership Solutions, LLC (“CLS”), a compensation consulting firm to evaluate the Company’s existing compensation posture, strategy and practices in connection with the Company’s long-term strategic goals and to assist in refining the Company’s compensation program. As part of its engagement, and pursuant to the SEC and NASDAQ Listing Rules, the Compensation Committee reviewed the independence of CLS in light of the factors enumerated in the NASDAQ Listing Rules, and based on this review and, the Compensation Committee determined that CLS is independent of management and the Compensation Committee. CLS, as part of its engagement work, developed a comparative peer group of companies and performed analyses of compensation levels for that group and that review is and the specific duties of CLS in 2016 are more fully described in the Compensation Discussion and Analysis section of this proxy statement. No additional services were performed by CLS.

The Compensation Committee generally acts on all equity awards to be granted under the Company’s equity incentive plan at its regularly scheduled meetings, although from time to time, grants may be made outside of these regularly scheduled meetings to accommodate special business needs.

Historically, the Compensation Committee has made most significant adjustments to executive compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation as necessary throughout the year. The Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider materials such as financial reports and projections, operational data, tax and accounting information, summary descriptions of the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of management, the Chief Executive Officer and the Compensation Committee’s compensation consultant.

The specific determinations made by the Committee with respect to executive compensation for fiscal year 2016 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 1 to December 31, 2016, the Compensation Committee consisted of Messrs. Durden (Chair), Cost, Facchina, Giuliani, and Maudlin. No member of the Compensation Committee is an officer or employee of the Company, and none of the Company’s executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee. Therefore, there is no relationship that requires disclosure as a Compensation Committee interlock. Each of the Company’s directors holds Web.com’s securities as set forth under the heading “Security Ownership of Certain Beneficial Owners and Management.”

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, annually assessing the performance of the Board, Board committees and each member of the Board and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee charter can be found on the Company’s corporate website at http://ir.web.com/corporate-governance.cfm. All members of the Nominating and Corporate Governance Committee are independent.

The Nominating and Corporate Governance Committee reviews candidates for director in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee may consider skills, age, and such other factors as it deems appropriate given the current needs of the board and the Company, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, having demonstrated excellence in his or her field, having demonstrated the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. The Nominating and Corporate Governance Committee does not have a formal policy on diversity. Candidates for board membership are evaluated using the criteria identified above. During 2016 the Nominating and Corporate Governance Committee met one time in executive session.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, and has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of the Company’s voting stock.

The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board, and the Nominating and Corporate Governance Committee recommends to the Board of Directors that the nominees for election at the annual meeting be presented to the stockholders for approval.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORSCTORS

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and communications not requiring Board consideration). The screening procedures have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Policy that relates to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF CONDUCT

The Company has adopted the Web.com Group, Inc. Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on the Company’s website at http://ir.web.com/corporate-governance.cfm. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of Ernst & Young for ratification by the Company's stockholders at the annual meeting. Ernst & Young has audited the Company’s financial statements since 2002. Representatives of Ernst & Young are expected to be present at the annual meeting at which they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company’s independent registered certified public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether to retain Ernst & Young as the Company’s independent registered certified public accounting firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young as the Company’s independent registered certified public accounting firm. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT AUDITORS

Ernst & Young audited the accounts of the Company and its consolidated entities and performed other services for the year ended December 31, 2016.

PRINCIPAL ACCOUNTANT FEES AND SERVICE

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2016 and 2015, by Ernst & Young, the Company’s principal accountant (all fees described below were approved by the Audit Committee):

	Fiscal Year Ended December 31,
	2016	2015
	(in thousands $)
Audit Fees (1)	1,745	1,071
Audit-Related Fees (2)	202	62
Tax Fees (3)	30	36
All Other Fees (4)	3	3

(1)	Includes integrated audit fees, quarterly review fees, and fees for services related to SEC filings, including comfort letters and consents and work performed related to the acquisition of Yodle, Inc.
(2)	Includes IT assurance fees, accounting consultations and merger and acquisition due diligence fees.
(3)	Includes fees for tax consulting services.
(4)	Subscription to EY Online, a research tool of Ernst & Young.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee pre-approves all audit and non-audit services rendered by the Company’s independent registered certified public accounting firm, Ernst & Young. While the Audit Committee Charter permits the Audit Committee to delegate pre-approval authority to one or more Committee members, as well as to the pre-approval of defined categories of services, the

Audit Committee has not yet done so. To date, all pre-approvals have been given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence. In 2016, the Audit Committee approved all the services performed by Ernst & Young.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT AUDITORS FOR YEAR ENDED DECEMBER 31, 2017

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a say-on-pay vote/non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement. Currently, consistent with the preferences of the Board and the preference expressed by the stockholders at the Company’s 2011 Annual Meeting of Stockholders, the policy of the Board is to solicit a say-on-pay vote/ non-binding advisory vote on the compensation of the named executive officers every year. In accordance with the Dodd-Frank Act, the Company is again asking its stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote.

The Board of the Company’s named executive officers recommends that stockholders approve continuing to hold the advisory vote on executive compensation every year. Most issuers hold votes every year, and this has been the Company's practice for past six years. The Board believes the annual vote has worked well and gives stockholders the opportunity to react promptly to emerging trends in compensation, provides feedback before those trends become pronounced over time, and gives the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from stockholders.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. The alternative among one year, two years or three years that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting and will be the alternative selected in the following resolution to be submitted to the stockholders for a vote at the annual meeting:

“RESOLVED, that the frequency of every [one year][two years][three years] is hereby APPROVED as the frequency preferred by stockholders for the solicitation of advisory stockholder approval of the compensation paid to the Company’s named executive officers.”
While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual will be deemed to be the frequency preferred by the stockholders.

The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS A NON-BINDING ADVISORY VOTE “FOR” CONTINUING TO HOLD THE FUTURE VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR THE 1-YEAR FREQUENCY

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers, which is a reflection of the philosophy, policies and practices of the Company and the Compensation Committee described in this proxy statement. The compensation of the Company’s named executive officers subject to this vote is disclosed in the “Compensation Discussion and Analysis,” the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Compensation Committee, which is responsible for designing and administering our executive compensation program, continuously refines the Company’s executive compensation structure and processes, consistent with evolving corporate governance practices and the views of our stockholders. The Compensation Committee designs our executive compensation programs to focus executive decision-making on our overall business strategy, reinforce a pay for performance culture, to remain responsible in the face of economic adversity, and to allow the Company to attract and retain executives with the skills critical to the Company’s long-term success. We believe that our compensation philosophy provides a very real linkage between Company results, stockholder value and executive compensation. We encourage you to carefully review the “Compensation Discussion and Analysis” for additional details on our executive compensation, including our compensation philosophy and objectives, as well as the processes the Compensation Committee used to determine the structure and amounts of the compensation of our NEOs in 2016.

The Board is asking our stockholders to indicate your support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s NEOs, the next scheduled say-on-pay vote will be at the 2018 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A NON-BINDING ADVISORY VOTE “FOR” THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 13, 2017 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial Owner Greater than 5%Holder(1)	Number of Shares	Percent of Total (%)

c/o Okumus Fund Management Ltd. 767 Third Avenue, 35th Floor New York, New York 10017	9,526,833	18.9

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,769,922	7.5

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3,440,947	6.8

Executive Officers and Directors:
David L. Brown (2)	2,094,461	2.5

Kevin M. Carney (3)	492,483	*

Roseann Duran(4)	141,173	*

Timothy P. Cost (5)**	46,052	*

Hugh M. Durden (6)**	141,946	*

Philip J. Facchina (7)**	156,376	*

John Giuliani **	48,604	*

Timothy I. Maudlin (8)**	201,119	*

Robert S. McCoy, Jr. (9)**	166,289	*

Deborah H. Quazzo (10) **	117,900	*

All current executive officers and directors as a group (10 persons)
* Less than 1%
** Non-Executive Director

(1)
This table is based upon information supplied by officers, directors and stockholders and Schedules 13G filed with The Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 51,124,135 shares outstanding as of March 13, 2017, adjusted as required by rules promulgated by the SEC.

(2)
Includes 68 shares held by Mr. Brown’s spouse and 847,859 shares issuable upon the exercise of options exercisable within 60 days after March 13, 2017; and 12,374 shares of common stock held by Mr. Brown's grandchildren over which Mr. Brown exercises investment and voting control.

(3)	Includes 245,267 shares issuable upon the exercise of options exercisable within 60 days after March 13, 2017.
(4)	Includes 67,656 shares issuable upon the exercise of options exercisable within 60 days after March 13, 2017.
(5)	Includes 20,138 shares issuable upon the exercise of options exercisable within 60 days after March 13, 2017.
(6)	Includes 69,282 shares issuable upon the exercise of options exercisable within 60 days after March 13, 2017, and 30,000 restricted stock units, issuable in stock upon retirement from the Board.
(7)	Includes 82,250 shares issuable upon the exercise of options exercisable within 60 days after March 13, 2017.
(8)
Includes 115,375 shares issuable upon the exercise of options exercisable within 60 days after March 13, 2017; 28,672 shares held by Mr. Maudlin’s  spouse; and 30,000 restricted stock units, issuable in stock upon retirement from the Board.

(9)
Includes 88,875 shares issuable upon the exercise of options exercisable within 60 days after March 13, 2017, 10,000 shares held by Mr. McCoy’ spouse; and 30,000 restricted stock units, issuable in stock upon retirement from the Board.

(10)	Includes 82,250 shares issuable upon the exercise of options exercisable within 60 days after March 13, 2017.

EQUITY COMPENSATION PLAN INFORMATION

The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number remaining for future issuance for each of the equity compensation plans as of December 31, 2016 are summarized as follows:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (#) (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	6,036,257	16.13	5,513,027

Equity compensation plans not approved by stockholders	203,590	10.15	—

Total	6,239,847	15.93	5,513,027

Beginning in May 2014, the Company granted options to its executive officers and directors under the 2014 Equity Incentive Plan (the “2014 Plan”) approved by the Company’s stockholders at the Company’s Annual Meeting in May 2014. Pursuant to this approval by the stockholders, all new options are granted solely from the 2014 Plan and all other plans of the Company ceased to have shares available for grant. In May 2016, the Company's stockholders approved an amendment to the 2014 Plan which, among other things, increased the number of units available to grant by 4,000,000. Prior to the 2014 Plan, the Company granted stock options to its executives under the 2008 and 2005 Equity Incentive Plans (the “2008 Plan” and the “2005 Plan”), respectively, and also granted restricted stock to executive officers and management under the 2008 Plan. Prior to the adoption of the 2005 Plan, the Company granted stock options to its executive officers under the 1999 Equity Incentive Plan (the “1999 Plan”). On September 30, 2007, each outstanding stock option to purchase shares of common stock of Web.com, Inc. (“Legacy Web.com”) converted into and became an option to purchase Company common stock, and the Company assumed such option in accordance with the terms of the stock option plan under which such option was issued (the “Legacy Web.com Plan”) subject to an option exchange ratio calculated in accordance with the Agreement and Plan of Merger and Reorganization executed on June 26, 2007 by and among the Company, Augusta Acquisition Sub, Inc., a wholly owned subsidiary of the Company, and Legacy Web.com.

 As of December 31, 2016, (i) options to purchase a total of 1,809,712 shares were outstanding, and 5,513,027 shares remained available for grant under the 2014 Plan; (ii) options to purchase a total of 1,764,503 and 90,000 shares of restricted stock were outstanding, and zero shares remained available for grant under the 2008 Plan; (iii) options to purchase a total of 1,534,984 shares and zero shares remained available for grant under the 2005 Plan; (iv) options to purchase a total of zero shares were outstanding under the 1999 Plan; (v) options to purchase a total of 11,526 shares were outstanding under the 2009 Inducement Plan; (vi) options to purchase a total of 14,425 shares under the 2010 Inducement Plan; (vii) options to purchase a total of 171,843 shares were outstanding under the 2011 Inducement Plan; (viii) options to purchase a total of 5,796 shares were outstanding under the 2011 UK Plan; (ix) options to purchase a total of 320,376 shares outstanding under the Amended and Restated 2005 Non-Employee Directors’ Stock Plan; options to purchase a total of 436,682 shares were outstanding under the Yodle Plan; and (xi) options to purchase a total of 170,000 shares were outstanding under the 16IN Plan. Except for the 2014 Plan, no shares remain available for grant under all of the other previous plans. The Company has never granted any stock appreciation rights.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

There are no late Section 16 filings for any Reporting Persons during the 2016 fiscal year.

EXECUTIVE OFFICERS

The following table sets forth certain information about the Company’s executive officers, including their ages as of March 13, 2017.

Name	Age	Position
David L. Brown	63	Chairman, Chief Executive Officer and President
Kevin M. Carney	53	Executive Vice President and Chief Financial Officer
Roseann Duran	65	Executive Vice President and Chief People Officer

David L. Brown has served as our Chief Executive Officer since August 2000, as Chairman of the Board since October 2000, and as a member of our Board since August 1999. Mr. Brown is also President of the Company and has served in that position since October 2009, and previously from August 1999 until March 2000, and from August 2000 until September 2007. Mr. Brown was a managing partner of Atlantic Partners Group, a private equity firm, from March 2000 until August 2000. Prior to joining us, Mr. Brown founded Atlantic Teleservices, a technology services company in 1997, and served as its Chief Executive Officer from 1997 until its acquisition by the Company in August 1999. Mr. Brown holds a B.A. from Harvard University. Mr. Brown has directed the Company’s acquisitions, integration and product development efforts, and the growth of the Company since the Company went public in 2005.

Kevin M. Carney has served as the Company’s Executive Vice President and Chief Financial Officer since October 27, 2011 and as Senior Vice President and Chief Financial Officer since January 2002. Mr. Carney served as director of finance from September 2000 until January 2002 and from August 1999 until June 2000. Mr. Carney was employed by Atlantic Partners Group, a private equity firm, from June 2000 until September 2000. Prior to joining us, Mr. Carney served as the Chief Financial Officer of Atlantic Teleservices, a technology services company, from June 1998 until its acquisition by us in August 1999. Mr. Carney is a certified public accountant and holds a B.S. in accounting and finance from Boston College.

Roseann Duran has served as the Company’s Executive Vice President and Chief People Officer since October 27, 2011, and as its Senior Vice President and Chief People Officer from August 2010. From March 2002 until August 2010, she was Senior Vice President and Chief Marketing Officer. Ms. Duran was managing partner and founder of Odyssey, Inc., a Company specializing in strategic planning and marketing for small businesses and internet companies from January 2001 until March 2002. From August 2000 until January 2001, Ms. Duran was Vice President of e-dr.com, a business-to-business internet company for eye care practitioners. Ms. Duran holds an undergraduate degree from Pennsylvania State University and an MBA from the University of North Florida.

COMPENSATION DISCUSSION AND ANALYSIS
To provide context for our executives’ fiscal year compensation, we provide below highlights of Web.com’s performance for our 2016 fiscal year and a brief overview of our compensation program in fiscal year 2016. We then describe our compensation philosophy and objectives, the compensation setting process, elements of compensation, compensation earned and paid for fiscal year 2016 and other compensation-related policies. For fiscal year 2016, our named executive officers (NEOs) were:

David L. Brown	Chief Executive Officer and President

Jason T. Teichman (1)	Former Executive Vice President and Chief Operating Officer

Kevin M. Carney	Executive Vice President and Chief Financial Officer

Roseann Duran	Executive Vice President and Chief People Officer

(1) Mr. Teichman resigned from the Company effective on July 5, 2016.

Summary of Full Year 2016 Financial Results

As we reported, in 2016, we made meaningful progress against our stated primary objectives of returning to growth via continued strength in value-added product solutions for small businesses, such as our successful Do It For Me service offerings, and making further improvements in reducing product churn. We made significant strides in these areas by focusing our incremental investments and efforts where we are able to provide differentiated service offerings to small businesses and where we are able to deliver positive change more quickly. Our full-year financial results were as follows:

•
Total revenue, calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), was $710.5 million for 2016. Non-GAAP revenue, which adds back the impact of the fair value adjustment to acquired deferred revenue, was $728.9 million for 2016. Please refer to the Company's Form 10-K for the year ended December 31, 2016, pages 38-42 incorporated herein by reference.

•	GAAP net income, calculated in accordance with GAAP, was $4.0 million, or $0.08 per diluted share, for 2016.

•	Operating income, calculated in accordance with GAAP, was $44.7 million for 2016. Non-GAAP operating income was $158.2 million for 2016.

•	Adjusted EBITDA was $179.5 million for 2016, representing a 25% annual adjusted EBITDA margin.

•	Cash flow from operations was $127.8 million for 2016.

Highlights of Our 2016 Executive Compensation Programs

The highlights of our 2016 executive compensation programs include:

•
Our annual cash incentive program is designed to reward our NEOs for achieving targeted corporate and individual performance goals. In 2016, our performance resulted in the payment of bonuses to our NEOs (as described in more detail in this CD&A).

•
While we have historically granted stock options and restricted stock with time-based vesting, the equity awards to our NEOs in 2015 and 2016 consisted of a combination of restricted stock awards and performance-based restricted stock units which are intended to increase the portion of equity awards specifically linked to the achievement of performance goals.

•
Pursuant to our Stock Ownership Guidelines, as of December 31, 2016, our Chief Executive Officer held equity with a value in excess of five times his base salary, our Chief Financial Officer held equity with a value in excess of four times his base salary, and our Chief People Officer held equity with a value in excess of three times her base salary.

•	Our NEOs are prohibited from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in Web.com stock.

•
Our Compensation Committee concluded that the risks arising from our employee compensation programs do not encourage excessive and unnecessary risk taking, and that the level of risk they do encourage is not reasonably likely to have a material adverse effect on the Company.

Compensation Philosophy and Objectives

The goal of our compensation programs is to ensure that we have the talented executives and employees that we need to achieve our strategic plans and deliver financial returns to stockholders over the short and long term. To do this, we need to attract and retain talented managers and employees, and to compensate them in a way that encourages and rewards their performance. Our compensation programs include salaries, an annual cash incentive plan that rewards annual (short-term) performance, and a long-term equity plan that links the value the executive receives to the value of our company as measured by our stock price and company performance. Awards are balanced between short-term and long-term compensation to incentivize our executives to achieve superior operating and financial results every year, while at the same time, achieving longer-term strategic objectives to drive stockholder value.

Occasionally the Compensation Committee may grant one-time equity awards for our executives under circumstances to recognize certain achievements, provide additional recognition or retention, or for other reasons. No such awards were granted to our NEOs in 2016.

Consistent with our philosophy of paying for performance, the compensation earned by our NEOs is closely linked to our achievements as well as increases in stockholder value. The Compensation Committee believes that our compensation programs give our NEOs appropriate incentives, based on each officer’s responsibilities, achievements, ability to contribute to our performance, and make significant contributions toward creating stockholder value. The Compensation Committee believes that our compensation structure and practices encourage management to work toward substantial innovation, business improvements and outstanding stockholder returns, without taking unnecessary or excessive risks.

We believe that the compensation programs for our NEOs should:

•	provide a means for us to attract, retain and reward talented executives who will contribute to our long-term success;

•	provide an incentive to our NEOs to achieve our business objectives; and

•	align the financial interests of our NEOs with those of our stockholders.

To achieve these objectives, we use a mix of compensation elements, including:

•	base salary;

•	annual cash incentives;

•	long-term equity incentives;

•	employee benefits and limited perquisites; and

•	change of control benefits and severance.

In determining the amount and form of these compensation elements, the Compensation Committee may consider a number of factors in any given year, including:

•
Compensation levels paid by companies in our peer group and as reflected in published survey data, benchmarked as described in more detail below. We believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

•	Corporate and individual performance, as we believe this encourages the NEOs and senior management executives, to focus on achieving the Company’s business objectives;

•	Particular or unique business challenges that need to be addressed in any given year;

•
Each NEO’s role and responsibilities in relation to our other NEOs. In general, the Compensation Committee believes that the compensation paid to each executive should reflect the importance of his or her role to the Company as compared to the roles of the other executives, with internal pay equity also being considered as an important contributor to retention and a spirit of teamwork among our executives;

•	The recommendations of our Chief Executive Officer and the Compensation Committee’s independent compensation consultant; and

•	Broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business.

As part of its deliberations in any given year, the Compensation Committee may review and consider materials such as our financial reports and projections, operational data, tax and accounting information, summary descriptions of the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, our stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of the Chief Executive Officer and the Compensation Committee’s compensation consultant.

Although the Compensation Committee reviews from time to time the values of vested equity awards held by, and equity award profits realized by our executives, the value of equity awards that were previously granted have no significant impact in the Compensation Committee’s determination of current levels of cash or equity-based compensation.

Role of the Compensation Committee

Our Compensation Committee has general oversight and responsibility for the compensation policies and practices applicable to our executives, including the administration of our equity plans and employee benefit plans. The Compensation Committee establishes, reviews and modifies the compensation structure for our NEOs, although decisions regarding the compensation of our Chief Executive Officer are determined by the Compensation Committee or independent members of our Board of Directors, based on input and recommendations from the Compensation Committee.

For 2016, the Compensation Committee approved the base salaries, target bonus levels and equity awards for the NEOs other than our CEO. With respect to our Chief Executive Officer, the Compensation Committee presented its recommendations on base salary, target bonus levels and equity awards for the Chief Executive Officer to the independent, non-employee members of the Board for review and discussion. The Board approved the Compensation Committee’s recommendations as presented.

We conducted our sixth advisory vote on executive compensation at our 2016 Annual Meeting. While this vote was advisory and therefore not binding on us, our Board or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our NEOs as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At our 2016 Annual Meeting, our stockholders showed strong support for our executive compensation pay and program. The stockholders approved, on an advisory basis, the compensation of our NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in our 2016 annual proxy statement. Over 98% of the votes cast (excluding broker non-votes) were voted in favor of approving our executive compensation programs. Our Board and Compensation Committee reviewed these vote results and determined that no changes to our executive compensation policies and decisions were necessary at this time, given this level of significant stockholder support. In considering the results of this most recent favorable advisory vote on executive compensation, the Compensation Committee and our Board continue to believe that the Company’s current executive compensation program has been effective in implementing the Company’s stated compensation philosophy and objectives. Notwithstanding this strong support, the Compensation Committee and the Board are committed to continuing to strengthen our pay-for-performance culture. As an example, as described in more detail below, the equity award mix has shifted away from a combination of stock options and restricted stock (both with a time-based vesting) to a combination of time-based restricted stock and performance-based restricted stock unit awards.

Role of the Compensation Consultant

For 2016, the Compensation Committee engaged Compensation & Leadership Solutions, LLC (“CLS”) to act as its compensation consultant. The Compensation Committee directed CLS to provide its analysis of whether our existing compensation levels, strategy and practices were consistent with our compensation objectives and whether any modifications to our compensation program for executive officers were appropriate to better achieve our objectives. As part of its engagement, CLS provided the Compensation Committee with the following services:

•	reviewed and provided recommendations on the composition of the peer group;

•	provided compensation data for similarly situated executive officers at the peer group companies as well as compensation survey data from published survey sources;

•
conducted an annual review of the compensation arrangements for the NEOs and other senior officers, including providing advice on the design and structure of our annual management bonus plan and executive equity programs, including equity mix and target grant levels;

•	provided advice on compensation for other senior officers;

•	conducted a review of compensation for the Board, and provided recommendations to the Compensation Committee regarding the Board pay structure;

•	updated the Compensation Committee on emerging trends and best practices in the area of executive and Board compensation; and

•	reviewed this Compensation Discussion and Analysis for inclusion in the 2017 proxy statement.

CLS does not attend meetings of the Compensation Committee but confers with the Chairman of the Compensation Committee. In 2016, the Chairman of the Compensation Committee reviewed with all members of the Compensation Committee, with and without management present, the information that CLS provided to the Compensation Committee. As discussed below under “Role of Management,” our Human Resources, and Legal departments worked with CLS to provide CLS with the information it needed about us and our compensation programs for CLS to perform the analysis requested by the Compensation Committee.

Although the Compensation Committee retained the sole authority to direct, terminate or continue CLS’s services, the Company paid the cost of CLS’s services. CLS did not provide any other services to the Company in 2016. In addition, the Compensation Committee has evaluated the independence of CLS under relevant SEC rules and has determined that it is independent for purposes of such rules.

Role of Management

Our Chief People Officer and Chief Legal Officer work with our Chief Executive Officer to design and develop compensation programs applicable to NEOs (other than the CEO) and other senior executives. Our Chief Executive Officer then recommends these programs to the Compensation Committee. These departments also work with the Chief Executive Officer to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer group data summaries, to prepare other Compensation Committee briefing materials and ultimately, to implement the decisions of the Compensation Committee. During 2015, members of these departments and the Chief Executive Officer also worked separately with CLS to provide information on proposals that management may make to the Compensation Committee, as well as to assist CLS with the collection of information necessary for it to perform its services to the Compensation Committee.

The Compensation Committee solicits and considers the Chief Executive Officer’s evaluation of the performance of each of the other NEOs as well as his recommendations for adjustments to their compensation. The evaluations and recommendations of the Chief Executive Officer are just one of the factors considered by the Compensation Committee in its deliberations, as described above under “Compensation Philosophy and Objectives.”

The Chief Executive Officer participated in the executive session of the Compensation Committee related to the determination of 2016 compensation to be awarded to the other NEOs, but he was not present for the Compensation Committee’s recommendations or the Board’s review and approval of his own compensation for 2016. Other members of management, including the Chief People Officer may attend portions of meetings of the Compensation Committee and the Board to provide information related to compensation recommendations. However, no NEO was present or participated directly in the Compensation Committee’s or the Board’s final determinations regarding the amount of any component of his or her own 2016 compensation.

Compensation Benchmarking

As noted above under “Compensation Philosophy and Objectives,” the Compensation Committee reviews relevant market and industry practices on executive compensation to balance the need to compete for talent with the need to maintain a reasonable and responsible cost structure, as well as with the goal of aligning the executive officers’ interests with those of the stockholders.

To assist the Compensation Committee in its deliberations on executive compensation in 2016, CLS collected and analyzed compensation data from the peer group approved by the Compensation Committee. CLS drew this data for peer group companies from individual company proxy filings. CLS also provided data drawn from published surveys. The Compensation Committee uses the survey data to review trends in compensation, as well as to provide a frame of reference. References in this Compensation Discussion and Analysis to the peer group company data are intended also to refer to the survey data, as applicable to the given decision.

Peer Group

In determining the peer group used for setting 2016 compensation, CLS worked with the Company’s Chief Executive Officer and Chief People Officer to develop a recommended list of peers for the Compensation Committee’s consideration. This recommended list contained companies (1) in the Internet software and services industry; (2) similar in size to the Company based on revenues, total assets, and market capitalization; and (3) that CLS and our management deemed competitors for executive talent with the Company. For fiscal year 2016, the Compensation Committee approved the recommended list of 15 peer group companies, without change from CLS’s recommendations:

Angie's List, Inc.	Earthlink Holdings Corp.	Verisign Inc.

Comscore, Inc.	Endurance Intl. Group Holdings, Inc.	Webmd Health Corp.

Concur Technologies, Inc.	GoDaddy.com Inc.	Zillow Group. Inc.

Constant Contact, Inc.	Homeaway, Inc.

Cornerstone OnDemand, Inc.	Internap Network Svcs. Corp.

Dealertrack Holdings, Inc.	NetSuite, Inc.

Competitive Positioning

In general, the Compensation Committee aims to provide for target total direct compensation (cash plus equity) levels at or around the median of the total direct compensation provided to similarly situated executives. To achieve this median positioning for target levels of compensation, the Compensation Committee generally sets the various compensation elements as follows:

•	base salaries at or around the market median;

•	target cash bonus compensation at a level such that, when combined with base salary, the target cash compensation is at the market median; and

•	target equity compensation at a level such that, when combined with target cash compensation, target total cash and equity compensation is at the market median.

The Compensation Committee believes targeting total cash and equity compensation at the market median is appropriate to achieve the primary objectives of our executive compensation program, as described above.

The Compensation Committee’s approach to allocating compensation among the various components places significant emphasis on incentive compensation (both cash and equity), since base salaries are targeted at the market median. In doing so, a significant portion of the NEOs’ total compensation is performance-based, and therefore “at risk.” This allocation helps to drive a “pay-for-performance” culture in which the NEOs know that their compensation, to a large extent, depends on Company performance well as their own individual performance. In assigning a value to target equity compensation, for these purposes, the Compensation Committee uses the actual grant value for restricted stock and restricted stock units and the estimated Black-Scholes value for options. Since incentive cash and equity awards have both upside opportunities and downside risks, our executives may not realize these target levels from the awards granted in any particular year.

In addition to considering market compensation data, the Compensation Committee considers other factors, such as economic conditions, individual performance, and internal pay equity in setting the compensation to be awarded to an NEO in any given year. Individual negotiations may also play a role, especially as to newly-hired executives. We believe this approach helps us compete in hiring and retaining the best possible talent, while at the same time maintaining a reasonable and responsible cost structure.

Compensation Elements and Determination of Compensation in 2016

Base Salary

We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a significant portion of their compensation “at risk.” The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain our executives. Therefore, base salaries are set at levels that are market competitive. As noted above, the Committee generally targets base salary levels at the market median.

Each year, the Compensation Committee reviews the annual salaries for each of our NEOs, considering whether existing base salary levels continue to be at the market median. In addition to considering the market data, the Compensation Committee may consider other factors, including the salary level negotiated by an executive in his or her existing employment agreement, broader economic conditions, our financial health, and whether the Compensation Committee is generally satisfied with an executive’s past performance and expected future contributions.

For 2016, our Compensation Committee approved an increase to the base salary of Ms. Duran, and determined not to make any adjustments to base salary for the other NEOs, as the existing salaries were within an acceptable range of the market median developed by CLS, as set forth in the chart below.

Name	2015 Base Salary($)	2016 Base Salary($)	2016 Salary As % Of Peer Group Median	2016 Salary Increase

David L. Brown	560,000	560,000	98.6%	—

Jason T. Teichman (1)	360,000	360,000	95.5%	—

Kevin M. Carney	350,000	350,000	95.4%	—

Roseann Duran	260,000	285,000	89.9%	10%

(1) Mr. Teichman resigned from the Company effective on July 5, 2016.

Annual Cash Incentives

Variable Cash Compensation. In addition to earning a base salary, the NEOs are eligible to earn additional cash compensation through annual variable cash bonuses. We have structured our annual cash bonus program so that our executives’ cash compensation is significantly impacted by our overall financial performance, and by our executives’ achievement against, or contributions to, our corporate and individual performance objectives. The Compensation Committee sets target bonus goals at a level that it believes motivates executives to achieve Company-wide operating and strategic objectives and to perform at the highest levels of their individual abilities. The Compensation Committee also recognizes the important role that variable cash compensation plays in attracting and retaining our executives, and therefore has set target bonus levels so that target total cash compensation falls at or near the market median percentile for total cash compensation.

Determining the Target Bonus Opportunity. Consistent with market practices, in determining the target bonus opportunity (expressed as a percent of base salary) for each NEO, the Compensation Committee sets the target annual bonus opportunity for our Chief Executive Officer higher than the target bonus percentages for our other NEOs, thereby reflecting the Committee’s philosophy that the target bonus percentages should increase as the executive’s level of responsibility increases.

In February 2016, the Compensation Committee reviewed the target bonus percentages for each of the NEOs, and increased them as follows: Ms. Duran's from 35% in 2015 to 50% in 2016 and determined not to make any adjustments to target bonus percentages for the other NEOs. In making these adjustments, the Compensation Committee determined that target bonus percentages corresponding more closely to the 50th percentile of our peer performance and compensation levels were appropriate, as opposed to the Company's historical philosophy targeting the 75th percentile total cash compensation for exceptional performance.

Name	2015 Target Bonus as % of Base Salary (%)	2016 Target Bonus as % of Base Salary (%)	% Increase from 2015	Market Position Percentile (1)	2016 Actual Bonus as % of Target Bonus	2016 Cash Bonus Paid ($)
David L. Brown	100	100	—	100	60	336,000
Jason T. Teichman (2)	50	50	—	109	—	—
Kevin M. Carney	50	50	—	114	57	100,000
Roseann Duran	35	50	43	135	60	85,000

(1) Of our Peer Group market median.
(2) Mr. Teichman resigned from the Company effective on July 5, 2016.

Setting Goals and Objectives under the Annual Incentive Plan. The Compensation Committee generally starts the process of determining the corporate performance goals by which performance will be measured under the bonus program in the last quarter of the preceding fiscal year. As part of this analysis, the Compensation Committee considers the likely bonus payouts for that ongoing fiscal year. In the first quarter of the next fiscal year, the Compensation Committee reviews with our Chief Executive Officer the prior year’s financial results, budgets for the applicable year, and economic and the market data provided by its compensation consultant. The Chief Executive Officer then makes a recommendation to the Compensation Committee on the Company and individual goals for each NEO for the current year. The Compensation Committee reviews these recommendations, and makes the final determination of the corporate performance goals for the applicable year, as well as the target bonus percentages.

The Compensation Committee may modify these goals at any time during the year due to unforeseen circumstances, including economic downturn, or acquisitions, and did so during 2016 following the acquisition of Yodle, Inc. The Compensation Committee generally does not assign a particular weight to, or ascribe a specific dollar value to, any one of the corporate goals or individual performance achievements.

Evaluating Fiscal Year Performance under the Annual Incentive Plan. At the close of the applicable fiscal year, the Compensation Committee comes to a general conclusion as to whether the corporate goals were met, whether the executive has performed his or her duties in a satisfactory manner, and whether there were any other extraordinary factors that should be considered in determining the amount of bonus earned for the year. In making the final decision on the amount of bonuses earned, if any, the Compensation Committee considers the review of the year-end financial results, the performance reviews for the NEOs given by the Chief Executive Officer, as well as the Compensation Committee’s review of the Chief Executive Officer’s performance. In sum, the amount of variable compensation that is actually earned by the NEOs is a discretionary determination made by the Compensation Committee without the use of pre-determined formulas. The Compensation Committee believes that maintaining discretion to evaluate our performance and the executive’s performance at the close of the year based on the totality of the circumstances, and to award or fail to award bonus compensation without reliance on rote calculations under set formulas, is appropriate in responsibly discharging its duties.

Financial Goals Set for 2016 Annual Performance. In February 2016, the Board selected the achievement of $574.9 million of non-GAAP revenue and $2.73 of non-GAAP EPS. After the acquisition of Yodle, Inc. in March 2016 and as a result of Yodle’s additional revenue but lower profitability, the Board selected the achievement of $763.5 million of non-GAAP revenue and $2.68 of non-GAAP EPS, as the primary corporate performance goals for 2016 (together, the “Financial Goals”), each with an assigned weight of 50% of the overall Financial Goals. The Board selected these Financial Goals because it felt they would be the best indicators of achievement of our 2016 operating plan, and the factors that would be most critical to increasing the value of our common stock, thereby aligning the financial interests of the NEOs with those of the stockholders. If we did not achieve both Financial Goals, the Compensation Committee still had the discretion to award bonuses. Exceeding Financial Goals could result in bonus payouts above the target levels.

In light of the importance of the Financial Goals and the critical nature of the NEOs roles in achieving the Financial Goals, there were no specific individual performance goals set for any of the NEOs for 2016. Instead, the Compensation Committee decided that it would take into account each NEO’s individual performance over the course of the year, based on a holistic consideration of the officer’s contributions to results, but the primary determinant of bonus payouts for 2016 would be whether, and to what extent, the Financial Goals were achieved.

Evaluation of Company’s Achievement of 2016 Financial Goals. In January of 2017, the Compensation Committee considered the Company’s performance on the Financial Goals set at the beginning of 2016 to determine actual payouts of bonus compensation to the NEOs. The Company’s actual performance on the 2016 Financial Goals was $728.9 million of non-GAAP revenue and $2.74 of non-GAAP EPS. Based on these results, the Compensation Committee recommended, and the Board approved, the following bonus payouts to the NEOs for 2016:

Name	2016 Base Salary ($)	2016 Annual Target Bonus (%)	2016 Target Bonus ($)	2016 Annual Bonus Paid ($)

David L. Brown	560,000	100	560,000	336,000
Jason T. Teichman (1)	360,000	50	180,000	—
Kevin M. Carney	350,000	50	175,000	100,000
Roseann Duran	285,000	50	142,500	85,000

(1) Mr. Teichman resigned from the Company effective on July 5, 2016.

Target Bonus Percentages for 2017. In February of 2017, the Compensation Committee reviewed the target bonus percentages and determined that they should remain consistent with the target bonuses for 2016.

Long-Term Equity Compensation

The Compensation Committee believes that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management and employees. The Compensation Committee also believes that properly structured equity compensation works to align the long-term interests of our executives with those of our stockholders, and creates a strong, direct link between employee compensation and stock price appreciation. In addition, the Compensation Committee believes that to the extent that our executives own a significant number of shares of our common stock, they will have appropriate incentives to act to maximize long-term stockholder value.

In determining the mix of equity vehicles to be awarded in any one year, the Compensation Committee generally considers the mix of awards granted by our peer group companies, the number of shares available in the stock plan reserves, and the value of any equity to be awarded.

Historically the Committee granted only stock options to the NEOs. These options have an exercise price equal to the fair market value of the common stock on the date of grant, and vest based on continued service over a specified period (typically, four years). Because of the way the stock options awards are structured, options provide a return to the executive only if he or she remains employed by us, and then only if the market price of our common stock appreciates over the term of the options.

To align with the peer group compensation practices, the company has introduced restricted stock awards that are 50% performance-based with three-year performance cycle and the remaining 50% time-based to provide a retention incentive and align interests of executives with long-term stockholder returns. These awards generally vest based on continued service over a specified period (typically, four years), which the Compensation Committee believes provides a retention incentive to our executives and also encourages them to think about longer-term stock price performance.

In 2015, the Compensation Committee determined that it would be in the best interests of the Company to introduce performance-based restricted stock units as part of the Company's ongoing commitment to linking pay to performance and aligning the interests of its NEOs and stockholders. These new awards vest only upon the achievement of performance goals over a specified period, and as such provide both a retention incentive and an incentive to achieve the specific performance goals associated with the award.

As such, for 2016, the Compensation Committee selected an overall value of equity to be awarded to each NEO, with that value to be awarded in a mix of restricted stock awards and performance-based restricted stock units covering an equal number of shares. The Compensation Committee believes that this is an appropriate mix of equity compensation and associated vehicles under our long-term incentive program, for the reasons noted above as to each type of award. The restricted stock grants vest as to one-quarter of the shares covered by the award on each of the first four anniversaries of the date of grant. The performance-based restricted stock units vest as to one-third of the shares covered by the award on each of the first three anniversaries of the date of grant, subject to the achievement of performance goals. The aggregate number of shares that may be earned and issued pursuant to the award range from 0% to 200% of the target number of shares in the table set forth below based on the actual achievement of the associated financial measures for the relevant performance period, as modified by TSR. Half of the performance-based restricted stock units are subject to prorated vesting based on goals related to non-GAAP revenue with respect to the performance year (with minimum (50%) vesting at $755.5 million target (100%) vesting at $763.5 million, and maximum (135%) vesting at $775.5 million), while the other half are subject to vesting based on a target of non-GAAP earnings per share (minimum (50%) vesting at $2.57, target (100%) vesting at $2.68, and maximum (135%) vesting at $2.78). The awards are then further modified by relative total stockholder return (TSR) as compared with the Company’s peer group, with achievement at or above the 75th percentile triggering a 50% increase in the shares vesting and achievement at or above the 25th percentile triggering a 50% reduction in shares vesting, on a prorated basis.

In making its determinations as to the aggregate value of the awards, the Compensation Committee considered the Chief Executive Officer’s recommendations for the other executive officers, the recommendations of CLS, and market data provided by CLS regarding the target mix of equity awards granted by peer companies. Based on this information, in making the 2016 grants, the Compensation Committee chose to take the average of the value of the long-term incentive compensation awarded by our peer companies indicated below.

The table below sets forth the equity awards granted to our NEOs in January 2016. The Compensation Committee approved the awards to the NEOs with the exception of the CEO. With respect to the CEO, the Compensation Committee recommended the CEO's award to the independent, non-employee directors of the Board, which approved such recommendation. The award levels for all the NEOs are set forth below:

Name	Dollar Value Awarded for Restricted Stock ($)	Number of Shares Covered by Restricted Stock Award (#)	Dollar Value Awarded for Performance Restricted Stock Units ($)(1)(2)	Number of Shares Covered by Performance Units (Target Level)	Value Relative to 50th Percentile of LTI Awarded by Peer Companies
David L. Brown	1,641,000	100,000	2,149,009	100,000	130%
Jason T. Teichman	492,300	30,000	644,703	30,000	112%
Kevin M. Carney	492,300	30,000	644,703	30,000	133%
Roseann Duran	246,150	15,000	322,351	15,000	139%

(1) The grant date fair value shown above reflects the estimated value of the performance units awarded in 2016 assuming 100% of the target level is achieved. The awards vest in 1/3 increments and the grant date fair value is determined at the beginning of each performance period covering 2016, 2017 and 2018.

(2) Mr. Teichman resigned from the Company effective on July 5, 2016 and any unvested awards were forfeited.

Based on the Company's attainment of non-GAAP EPS of $2.74 for 2016 and the 40th percentile ranking of TSR decreasing the shares by 20%, the performance based restricted stock units granted in 2016 vested in February 2017 were as follows:

Name	Number of Shares Covered by Performance Restricted Stock Units (Target Level)	Portion of Performance Units Relating to 2016 (Target Level)	Share Payout for 2016
David L. Brown	100,000	33,333	16,364
Kevin M. Carney	30,000	10,000	4,909
Roseann Duran	15,000	5,000	2,455

Based on the Company's attainment of non-GAAP EPS of $2.74 for 2016, with the 30th percentile ranking of TSR decreasing the shares by 40%, the performance based restricted stock units granted in 2015 vested in February 2017 were as follows:

Name	Number of Shares Covered by Performance Restricted Stock Units (Target Level)	Portion of Performance Units Relating to 2016 (Target Level)	Share Payout for 2016
David L. Brown	100,000	33,333	12,273
Kevin M. Carney	30,000	10,000	3,682
Roseann Duran	15,000	5,000	1,534

The non-GAAP revenue targets for 2016 were not attained and therefore resulted in no shares being awarded for 50% of the target levels granted. For 2017, the Compensation Committee considered and awarded long-term equity compensation in the form of performance based and time based stock equity awards.

Equity Compensation Policies

Grant Date Guidelines. We have guidelines setting forth the procedures for granting all equity awards. Under these guidelines, equity awards are generally approved at regularly-scheduled Board or Committee meetings with grants to be made on the third business day following the release of earnings, using the closing price of the stock on such day. However, as necessary to meet business needs, the Compensation Committee or the Board may grant equity awards outside of those regularly-scheduled meetings either by unanimous written consent, or at a telephonic meeting.

All stock option awards are granted with an exercise price equal to the fair market value of the underlying stock on the effective grant date (or, in accordance with the terms of our approved equity plans, the fair market value of the underlying stock on the date prior to the effective grant date, if an award is made on a non-trading day).

Stock Ownership Guidelines and Holding Requirements. Under stock ownership guidelines adopted by our Board in 2010 and amended on October 30, 2014, our NEOs must hold a “Required Market Value of Qualifying Shares” equal to a multiple of his or her base salary, as follows: a multiple of five times for the Chief Executive Officer, a multiple of four time for each of the Chief Operating Officer and Chief Financial Officer, and a multiple of three times for the Chief People Officer. All NEOs have three years to achieve the applicable ownership level. NEOs must hold company granted Qualifying Shares until they have met their applicable ownership level. For purposes of these guidelines, Qualifying Shares include:

•	Shares owned separately by the NEO, or owned either jointly with, or separately, by his immediate family members residing in the same household;

•	Shares held in trust for the benefit of the NEO or his immediate family members;

•	Shares purchased in the open market;

•	Shares held through our 401(k) Plan;

•	50% of vested in-the-money stock options;

•	75% of restricted stock awards, including performance shares; and

•	75% of restricted stock units.

Our Board reviews these guidelines during the first quarter of each year. As of December 31, 2016, all of the NEOs had met these required levels.

Policy Against Hedging or Pledging. We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

Severance Benefits. The employment of each of the NEOs is “at will.” However, each of the NEOs is eligible to receive severance benefits upon certain involuntary terminations of employment under the terms of their respective employment agreements, in the case of Messrs. Brown and Carney, and under the terms of the Company’s Executive Severance Plan, in the case of Mr. Teichman and Ms. Duran. The terms of the employment agreements with the NEOs are discussed more fully below under the heading “Employment, Severance and Change of Control Agreements.” The terms of the Company’s Executive Severance Plan are discussed more fully below under the headings “Employment, Severance and Change of Control Agreements” and “Executive Severance Benefit Plan.”

The terms of the employment agreements and the Executive Severance Plan reflect our desire to maintain internal parity among the NEOs with respect to their potential severance benefits. The Compensation Committee considers these severance benefits critical to attracting and retaining high-caliber executives. In addition, the Compensation Committee believes that change of control severance benefits and accelerated vesting serve to minimize the distractions to an executive and reduce the risk that an executive officer leaves our employment before an acquisition is consummated. We believe that these arrangements are structured to allow our NEOs to focus on continuing normal business operations and, in the case of change of control benefits, on the success of a potential business combination, rather than focusing on how business decisions that may be in the best interest of our stockholders may impact their own financial security. In addition, these arrangements help ensure stability among the executive officer ranks, and enable our executive officers to maintain a balanced perspective in making overall business decisions during periods of uncertainty.

Pursuant to his employment agreement negotiated in 2008, the severance benefits provided to our CEO include a tax “gross-up” payment, which we understand is viewed currently by some stockholders as a “poor pay practice,” although it was not uncommon at that time it was negotiated. We have not re-negotiated this provision with Mr. Brown in connection with other changes to his agreement because we believe that this provision was negotiated in good faith by our Compensation Committee at the time it was entered into. In addition, it was part of a larger compensation package that was determined to be consistent with market practices at that time. The Committee believes continues to be necessary to retain the services of Mr. Brown, who has played such a central role in the Company’s success over the last 16 years.

Other Employee Benefits. We provide only limited perquisites to the NEOs. In considering potential perquisites, the Compensation Committee reviews the cost to us as compared to the perceived value to us. Under the terms of his employment agreement, we continue to pay premiums under a life insurance policy purchased in 2008 for Mr. Brown, who holds the right to receive any death benefits that are paid under this policy. The face value of the policy is $2,000,000. In addition, we pay for the cost of a supplemental disability insurance policy for Mr. Brown, which provides coverage in addition to that provided under our broad based disability insurance policy, so that under both policies combined, Mr. Brown will be eligible to receive 100% of his salary in the event of a disability.

These life and disability insurance policies were originally obtained as a result of negotiations with Mr. Brown over potential payments upon death or disability. The Compensation Committee determined that rather than pay severance upon disability or death out of our general assets, it was more cost effective to provide for these payments through insurance. The Compensation Committee believes that these limited perquisites are important for attracting and retaining key talent and are consistent with benefits provided by peer group companies. Mr. Brown also received a tax gross up payment of $7,639.81 on the life insurance premium for 2016, which the Compensation Committee believes is a minimal cost and consistent with the intention of providing Mr. Brown with the full value of the benefit of the insurance policies.

Non-Qualified Deferred Compensation Plan

The Company established the Web.com Group, Inc. Non-Qualified Deferred Compensation Plan (“NQDC Plan”) in 2012, for the purpose of providing a select group of our management or highly compensated employees, who contribute significantly to our future business success, with the opportunity to make deferrals of annual salaries and bonus compensation, and to receive discretionary matching contributions on a portion of those deferrals. These contributions are allocated to bookkeeping accounts under the NQDC Plan and credited with a notional return based on investment funds designated by participating employees, none of which provides above-market earnings. The NQDC Plan does not obligate us to make any particular level of contributions for the benefit of any participating employee; accordingly, the benefit amount payable under the NQDC Plan to any participating employee is not presently determinable.

Participants are at all times fully vested in the portion of their accounts under the NQDC Plan attributable to their own salary and bonus deferrals. Portions of such accounts attributable to Company matching contributions are 50% vested after two years of service, 75% vested after three years of service, and 100% vested after 4 years of service, although matching contributions will be 100% vested upon a change in control of the Company, a participant’s disability, or participant’s death.

Distribution of an account balance under the NQDC Plan, to the extent vested, occurs following the earliest of a participant’s attainment of normal retirement age, separation from service, death, or disability, the occurrence of a change in control of the Company, or the termination of the Plan. In addition, that portion of the account that is attributable to salary and bonus deferrals may be distributed on a distribution date specified in the participant’s deferral election. Distributions are made in the form of either a lump sum or installments over a term not to exceed five years (or any other permissible schedule selected by the administrative committee and set forth in the participant’s election notice), as elected by the participant.

Supplemental Executive Retirement Plan

The Company established the Supplemental Executive Retirement Plan (“SERP”) in 2012, for the purpose of providing a select group of our management or highly compensated employees, who contribute significantly to our future business success, with supplemental retirement income benefits through our discretionary contributions. The Board believes that this benefit along with other types of deferred benefits helps to retain qualified senior leadership. These contributions are allocated to bookkeeping accounts under the SERP and credited with a notional return based on investment funds designated by participating employees, none of which provides above-market earnings. The SERP does not obligate us to make any particular level of contributions for the benefit of any participating employee; accordingly, the benefit amount payable under the SERP to any participating employee is not presently determinable.

Participants become 50% vested in their SERP benefit after completing 15 years of service, with vesting increasing by 10% for each completed year of service after that, such that accounts become 100% vested upon completion of 20 years of service. Notwithstanding the foregoing schedule, participants become 100% vested in their SERP accounts upon a change in control of the Company, attainment of normal retirement age (completion of at least 5 years of service and attainment of at least age 62), disability, or death.

Vested account balances under the SERP may become distributable following a change in control of the Company, a participant’s death or disability, or the later of a participant’s separation from service and attainment of age 55. Distributions are made either in the form of a lump sum or installments over a term not to exceed 5 years (or any other permissible schedule selected by the administrative committee and set forth in the participant’s election notice), as elected by the participant.

On January 25, 2017, the Compensation Committee approved a discretionary contribution to the SERP in the amount of $147,500 for 2016 performance, allocated as follows: $84,000 for Mr. Brown; $35,000 for Mr. Carney, and $28,500 for Ms. Duran.

Employee Benefits

We provide the following benefits to the NEOs, on the same terms and conditions as provided to all other eligible employees:

•	health, dental insurance and vision;

•	basic life insurance;

•	medical and dependent care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment; and

•	401(k) Plan, with discretionary, non-discriminatory Company matching contributions.

We believe these benefits are consistent with benefits provided by the peer group companies and help us to attract and retain high quality executives.
Tax Deductibility of Executive Compensation

Section 162(m) of the Code places a limit of $1 million on the amount of compensation deductible by a company in any one year with respect to compensation paid to its chief executive officer and the three next highest-paid officers (excluding the chief financial officer). Compensation that qualifies as “performance-based compensation” under Section 162(m) of the Code is generally exempt from this limitation. Stock options and other types of compensation based on performance criteria that are approved in advance by stockholders may qualify as performance-based compensation.

To maintain flexibility in compensating our executive officers in a manner that promotes varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. Under this policy, the performance-based restricted stock units granted in 2016 are intended to qualify as performance-based compensation, although the restricted stock awards granted in 2016 do not so qualify. The Compensation Committee will continue to evaluate the effects of the compensation limits of Section 162(m) of the Code, and to grant compensation awards in the future in a manner that is believed to be consistent with the best interest of the Company and its stockholders.

Accounting Considerations

We account for equity compensation paid to our employees under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is accrued. The accounting impact of our compensation programs is one of many factors the Compensation Committee considers in determining the structure and size of our executive compensation programs.

Compensation Recovery Policy

We have included clawback provisions in the employment agreements of our Chief Executive Officer and Chief Financial Officer, and in the Company’s Executive Severance Plan for our Chief Operating Officer and our Chief People Officer, to attempt to recover cash bonus payments paid to them if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. Additionally, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received. Further, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify our compensation recovery policy once the Securities and Exchange Commission adopts final regulations on the subject.

Risk Analysis of Compensation Plans

The Compensation Committee reviews the compensation policies generally applicable to all of our employees. Based on this review, the Committee believes that these policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of the compensation policies and programs encourages the employees to remain focused on both our short-and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, the equity awards typically vest over a number of years, which the Compensation Committee believes encourages our employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking.

Compensation of Named Executive Officers

The following table shows for the fiscal year ended December 31, 2016, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and President, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief People Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Option Awards($)(2)	Restricted Stock ($)(2)	Performance Stock Units($)(3)	All Other Compensation ($)(4)	Total ($)
David L. Brown Chief Executive Officer and President	2016 2015 2014	560,000 560,000 560,000	336,000 532,000 -	- - 1,352,347	2,407,760 2,561,814 2,413,872	871,079 635,735 -	131,470 140,990 28,688	4,306,309 4,430,539 4,354,907
Jason M. Teichman* Executive Vice President and Chief Operating Officer	2016 2015 2014	183,452 360,000 340,000	- 151,200 -	- - 346,770	70,025 695,943 621,404	- 190,721 -	4,501 26,012 7,800	257,978 1,423,876 1,315,974
Kevin M. Carney Executive Vice President and Chief Financial Officer	2016 2015 2014	350,000 350,000 350,000	100,000 175,000 -	- - 438,813	756,644 817,197 782,779	261,324 190,721 -	60,300 60,300 7,800	1,528,268 1,593,218 1,579,392
Roseann Duran Executive Vice President and Chief People Officer	2016 2015 2014	285,000 260,000 260,000	85,000 117,000 -	- - 183,030	306,591 337,538 326,718	119,837 79,467 -	46,800 47,100 7,800	843,228 841,105 777,548

*Mr. Teichman resigned from the Company effective on July 5, 2016.

(1)Bonus awarded for 2016 performance and paid in February 2017.

(2)     Amounts shown reflect the aggregate stock compensation expense computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2017.

(3)    The value shown for performance share units reflects the compensation expense in accordance with ASC Topic 718. One third of the performance shares granted in 2015 and 1/3 of the performance shares granted in 2016. These shares were awarded upon vesting during the first quarter of 2017.

(4)    All “Other Compensation” includes the following payments made on behalf of the executives for 2016:

Name	Life Insurance/Disability Annual Premiums ($)	Gross Up of Life Insurance Premiums ($)	401(k) Matching Contributions ($)	Non-Qualified Deferred Compensation Plan Matching ($)	Supplemental Executive Retirement Plan ($)	Total ($)
David L. Brown	4,030	7,640	7,800	—	112,000	131,470
Jason Teichman	—	—	3,188	1,313	—	4,501
Kevin M. Carney	—	—	7,800	—	52,500	60,300
Roseann Duran	—	—	7,800	—	39,000	46,800

GRANTS OF PLAN-BASED AWARDS IN 2016

		Estimated future payouts under equity incentive plan awards(2)		All Other Stock Awards Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Restricted Stock and Performance Restricted Stock Unit Awards ($)(2)
Name	Grant Date	Target (#)	Maximum (#)
David L. Brown	2/17/2016	100,000	200,000	100,000	3,790,009
Jason T. Teichman	2/17/2016	30,000	60,000	30,000	1,137,003
Kevin M. Carney	2/17/2016	30,000	60,000	30,000	1,137,003
Roseann Duran	2/17/2016	15,000	30,000	15,000	568,501

(1)    Award of restricted stock, under which restrictions lapse in equal annual installments over a four-year period based on continued service.

(2)    Reflects grant date fair value of the restricted shares granted and performance shares awarded using the target shares granted.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	OPTIONS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#) (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)
David L. Brown	134,162	—	8.74	5/13/2018	440,666	$9,320,086
	145,415	—	5.40	2/4/2020	—	—
	106,033	—	9.97	2/2/2021	—	—
	185,000	—	13.29	2/8/2022	—	—
	191,917	4,083.00	15.96	1/30/2023	—	—
	70,833	29,167.00	32.56	2/11/2024	—	—

Jason T. Teichman(1)	—	—	—	—	—	—

Kevin M. Carney	34,130	—	8.74	5/13/2018	134,250	$2,839,388
	27,500	—	5.4	2/4/2020	—	—
	33,450	—	9.97	2/2/2021	—	—
	60,000	—	13.29	2/8/2022	—	—
	63,646	1,354	15.96	1/30/2023	—	—
	21,958	9,042	32.56	2/11/2024	—	—

Roseann Duran	3,905	—	9.97	2/2/2021	59,708	$1,262,824
	30,000	—	13.29	2/8/2022	—	—
	23,500	500	15.96	1/30/2023	—	—
	8,500	3,500	32.56	2/11/2024	—	—

(1) Mr. Teichman resigned from the Company effective on July 5, 2016 and unvested equity awards terminated.

(2)    Stock options vest in equal monthly installments over a four year period measured from the date of hire, and the exercise price of the stock option is the closing price of the Company’s stock on the effective date of the grant.

(3)    Each award vests annually in equal installments over a four-year period from the date of grant, subject to continued service.

(4)    Based on $21.15, the closing price of Company stock on December 31, 2016.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
David L. Brown	184,620	1,628,348(1)	198,395	3,465,961(2)
Jason T. Teichman	147,188	943,116(3)	55,318	966,405(4)
Kevin M. Carney	58,643	522,509(5)	62,443	1,090,879(6)
Roseann Duran	34,095	610,995(7)	26,268	458,902(8)

(1)    Based on $17.74, the market value per share on September 16, 2016, the date the stock options were exercised.
(2)    Based on $17.47, the closing price of the stock on February 17, 2016, Mr. Brown surrendered 83,327 shares to cover the applicable tax obligation.

(3)    Based on $17.07, the market value per share on August 9, 2016, the date the stock options were exercised.
(4)    Based on $17.47, the closing price of the stock on February 17, 2016, Mr. Teichman surrendered 23,201 shares to cover the applicable tax obligation.
(5)    Based on $17.83, the market value per share on September 2, 2016, the date the stock options were exercised.
(6)    Based on $17.47, the closing price of the stock on February 17, 2016, Mr. Carney surrendered 26,195 shares to cover the applicable tax obligation.
(7)    Based on $18.70, the market value per share on January 11, 2016, the date 15,000 stock options were exercised and based on $17.22, the market value per share on August 26, 2016, the date 19,095 stock options were exercised.
(8)    Based on $17.47, the closing price of the stock on February 17, 2016, Ms. Duran surrendered 7,157 shares to cover the applicable tax obligation.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows for the fiscal year ended December 31, 2016, certain information regarding non-qualified deferred compensation benefits for the Named Executive Officers.

The purpose of our Non-Qualified Deferred Compensation Plan (NQDC Plan) is to provide a select group of our management and other highly compensated employees, who contribute significantly to our future business success, with supplemental retirement income benefits through the deferral of annual salaries and bonus compensation and through additional discretionary matching contributions by us. The availability of this benefit helps us retain these key employees and to attract new key employees. We do not pay above-market earnings on these amounts.

The purpose of the SERP is to provide our management and other highly compensated employees, who contribute significantly to our future business success, with supplemental retirement income benefits through discretionary contributions. The availability of this benefit helps us retain these key employees and to attract new key employees. The Compensation Committee approved a contribution to the SERP for each of the NEOs in January 2017 for the plan year ended December 31, 2016.

Name	Executive Contributions ($)	Registrant NQ Contributions ($)	Registrant SERP Contributions ($)	Aggregate Earnings ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)	Aggregate Vested Balance Last FY ($)
David L. Brown	6,006	—	84,000	44,157	—	478,932	478,932
Jason T. Teichman	3,626	1,313	—	9,737	52,297	110,204	51,161
Kevin M. Carney	6,734	—	35,000	21,486	—	236,442	198,698
Roseann Duran	6,006	—	28,500	16,340	—	182,008	182,008

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Employment Agreements

Effective October 28, 2009, each of Mr. Brown and Mr. Carney entered into amended employment agreements, and effective July 28, 2010, Mr. Teichman entered into an employment letter (the “Agreements”). Mr.Teichman resigned from the Company on July 5, 2016.(1) The Agreements provide as follows:

David L. Brown

Salary

Effective November 1, 2011, the Board of Directors, at the recommendation of the Compensation Committee increased Mr. Brown’s annual salary from $445,000 to $560,000.

Annual Bonus

Mr. Brown is eligible to earn an annual incentive bonus, as determined by the Compensation Committee. The annual target bonus amount will be set at 140%, or as amended by the Committee, of his annual base salary. On January 29, 2015, the Board set the annual target bonus amount at 100%. Mr. Brown must remain an active employee through the time the Committee determines bonus amounts for him to earn a bonus.

(1)    Effective as of 2014, Mr. Teichman's salary was $360,000. He was eligible to earn an annual incentive target bonus at 50% of his base salary. He was eligible to participate in the Executive Severance Benefit Plan of the Company.

Benefits

The Company will pay for the grossed up premiums for Mr. Brown, for a life insurance policy with coverage at a minimum of $2,000,000 and for a disability insurance policy with coverage at a minimum of 100% of Mr. Brown’s base salary in effect at the time of disability.

Severance Benefits

In the event that, prior to a Change of Control (as defined in the amended and restated employment agreement), Mr. Brown is terminated without cause (as defined in the applicable agreement) or resigns with good reason (certain material adverse changes in the terms and conditions of his employment), Mr. Brown is entitled to the following, subject to Mr. Brown’s execution of an effective release of claims in favor of the Company, and Mr. Brown’s observation of his continuing obligations to the Company following termination:

(i) A lump sum severance payment to Mr. Brown in an amount equal to eighteen (18) months of Mr. Brown’s then-current base salary plus 150% of the greater of (A) the Target Annual Bonus for the year in which the termination occurs or (B) the prior year’s Target Annual Bonus actually earned by Mr. Brown, subject to withholdings and deductions, (ii) acceleration of the vesting of each then-outstanding, unvested equity award held by Mr. Brown as to that number of shares under each such award that would have vested in the ordinary course had Mr. Brown continued to be employed by the Company for an additional eighteen (18) months (or, if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph shall equal the product of (A) the total number of shares subject to the award and (B) a fraction, the numerator of which is eighteen (18) plus the number of whole months that have elapsed between Mr. Brown’s vesting commencement date and the date of termination, and the denominator of which is the total number of months in the vesting schedule), with such vesting occurring as of the date of Mr. Brown’s termination, (iii) extension of the post-termination exercise period of all non-statutory stock options then held by Mr. Brown such that such options, to the extent vested, are exercisable until the earlier of (A) the original term expiration date for such award and (B) the first anniversary of Mr. Brown’s termination date and (iv) if Mr. Brown timely elects the Consolidated Omnibus Budget Reconciliation Act of 1985 (hereinafter “COBRA”) health insurance coverage, payment by the Company of Mr. Brown’s COBRA premiums for eighteen (18) months following the date his employment terminates or until such earlier date as he is no longer eligible for COBRA coverage or he becomes eligible for health insurance coverage from another source (provided that Mr. Brown must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within eighteen (18) months after the termination) with all amounts subject to regular withholding and deductions.

280G Gross-Up

The amended and restated employment agreement of Mr. Brown was modified such that he is entitled to receive a modified Code Section 280G gross-up in an amount not to exceed $1,000,000.

Change of Control Benefits

In the event the Company undergoes a Change of Control, Mr. Brown is entitled to receive the following benefits, subject to Mr. Brown’s execution of an effective release of claims in favor of the Company, immediately as of the Change of Control:

•
The Company shall make a lump sum payment to Mr. Brown in an amount equal to eighteen (18) months of Mr. Brown’s then- current base salary plus 150% of the greater of (A) the Target Bonus for the year in which the transaction occurs or (B) the prior year’s Target Bonus actually earned by Mr. Brown, subject to withholdings and deductions, and the vesting of each equity award held by Mr. Brown immediately prior to such Change of Control transaction shall accelerate as to all of the then- unvested shares subject to each such award, effective as of immediately prior to the effective time of such Change of Control.

Kevin M. Carney

Salary

Effective November 1, 2011, the Compensation Committee increased Mr. Carney’s annual salary from $285,000 to $350,000.

Annual Bonus

Mr. Carney is eligible to earn an annual incentive bonus, as determined by the Compensation Committee. The annual target bonus amount will be set at 80%, or as amended by the Committee, of his annual base salary. On January 28, 2015, the Compensation Committee set the annual target bonus amount at 50%. Mr. Carney must remain an active employee through the time the Committee determines bonus amounts for him to receive a bonus.

Severance Benefits

In the event that, prior to a Change of Control (as defined in the amended and restated employment agreement), Mr. Carney is terminated without cause (as defined in the applicable agreement) or resigns with good reason (certain material adverse changes in the terms and conditions of his employment), Mr. Carney is entitled to the following, subject to Mr. Carney’s execution of an effective release of claims in favor of the Company, and Mr. Carney’s observation of his continuing obligations to the Company following termination:

(i) A lump sum severance payment to Mr. Carney in an amount equal to twelve (12) months of Mr. Carney’s then-current base salary plus 100% of the greater of (A) the Target Annual Bonus for the year in which the termination occurs or (B) the prior year’s Target Annual Bonus actually earned by Mr. Carney, subject to withholdings and deductions, (ii) the vesting of each then-outstanding, unvested equity award held by Mr. Carney will accelerate as to that number of shares under each such award that would have vested in the ordinary course had Mr. Carney continued to be employed by the Company for an additional twelve (12) months (or, if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph with respect to such award shall equal the product of (A) the total number of shares subject to the award and (B) a fraction, the numerator of which is twelve (12) plus the number of whole months that have elapsed between Mr. Carney’s vesting commencement and the date of termination, and the denominator of which is the total number of months in the vesting schedule), with such vesting occurring as of the date of Mr. Carney’s termination (such vesting, the “12 Month Vesting”), (iii) extension of the post-termination exercise period of all non-statutory stock options then held by Mr. Carney such that such options, to the extent vested, are exercisable until the earlier of (A) the original term expiration date for such award and (B) the first anniversary of Mr. Carney’s termination date and (iv) if Mr. Carney timely elects COBRA health insurance coverage, reimbursement by the Company of Mr. Carney’s COBRA premiums for twelve (12) months following the date his employment terminates or until such earlier date as he is no longer eligible for COBRA coverage or he becomes eligible for health insurance coverage from another source (provided that Mr. Carney must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within twelve (12) months after the termination).

Change of Control Benefits

In the event the Company undergoes a Change of Control, Mr. Carney is entitled to receive the following benefits, subject to Mr. Carney’s execution of an effective release of claims in favor of the Company, immediately as of the Change of Control:

•
The vesting of each equity award held by Mr. Carney immediately prior to such Change of Control transaction shall accelerate as to 75% of his then-unvested shares subject to each such award, effective as of immediately prior to the effective time of such Change of Control. Notwithstanding the foregoing, in the event of a Change of Control in which either (A) the acquiring or surviving entity does not agree to assume or otherwise continue Mr. Carney’s outstanding equity awards, or (B) the acquiring or surviving entity does assume or otherwise continue Mr. Carney’s outstanding equity awards but such awards cease to cover shares of common stock that are readily tradable on an established securities market, then 100% of the shares subject to each then-outstanding unvested equity award held by Mr. Carney shall become fully vested and, as applicable, exercisable, effective as of immediately prior to the effective time of such Change of Control.

•
If following the effective date of a Change of Control (as defined in the employment agreement) either (x) the Company (or its successor) terminates Mr. Carney’s employment without cause (and other than as a result of Mr. Carney’s death or disability), or (y) Mr. Carney resigns with good reason, and in either such case such event constitutes a “separation from service”, then Mr. Carney shall be eligible to receive the severance benefits described above in “Severance Benefits” section, except that the vesting acceleration of each then-outstanding, unvested equity award held by Mr. Carney will accelerate as to the greater of (A) the 12 Month Vesting or (B) 75% of Mr. Carney’s then-unvested shares. Mr. Carney’s receipt of these benefits is subject to his execution of an effective release of claims in favor of the Company.

Roseann Duran

Salary

Effective November 1, 2011, the Compensation Committee increased Ms. Duran’s annual salary from $245,000 to $260,000, and effective February 8, 2016, the Compensation Committee increased Ms. Duran's salary from $260,000 to $285,000.

Annual Bonus

Ms. Duran’s is eligible to earn an annual incentive bonus, as determined by the Compensation Committee. On February 8, 2016, the Compensation Committee set the annual target bonus amount at 50% of her annual base salary. Ms. Duran must remain an active employee through the time the Compensation Committee determines bonus amounts for her to earn a bonus.

Severance Benefits

Ms. Duran participates is eligible to participate in the Executive Severance Benefit Plan of the Company (the “Severance Plan”), the terms of which are described below.

Executive Severance Benefit Plan

The Executive Severance Benefit Plan covers certain officers (other than Messrs. Brown and Carney, and certain others who have employment agreements), and other key employees as designated by the Board. Benefits provided include cash severance payments and accelerated vesting of outstanding stock and options.

Termination Without Cause or Resignation for Good Reason. Under the Severance Plan, if an Eligible Employee’s (as such term is defined in the Severance Plan), employment with the Company terminates without cause, or the Eligible Employee terminates his or her employment with good reason, the Eligible Employee is entitled to a lump sum severance payment to the Eligible Employee in an amount equal to six months of the Eligible Employee’s then-current base salary (as defined in the Severance Plan), and 50% of the greater of (i) the Eligible Employee’s Target Bonus (as such term is defined in the Severance Plan) for the year in which the termination occurs and (ii) the prior year’s Target Bonus actually earned, subject to withholdings and deductions. Additionally, the Eligible Employee would be entitled to acceleration of six months’ worth of vesting of the shares of stock held by the Eligible Employee and the shares of stock subject to any options held by the Eligible Employee, subject to adjustment in the event that no shares would vest under an award due to a cliff vesting provision. Further, we will pay any COBRA payments for six months.

Termination Without Cause or Resignation for Good Reason Following a Change of Control. Under the Severance Plan, if within eighteen months following a change of control an Eligible Employee’s employment with the Company terminates without cause, or if the Eligible Employee terminates his or her employment with good reason, the Eligible Employee is entitled to the same benefits as would be received in the event of a termination without cause or resignation for good reason (described above), except that instead of the acceleration of six months’ worth of vesting of shares of stock held by the Eligible Employee, the vesting (and in the case of options’ exercisability) of each then-unvested equity award held by the Eligible Employee shall be accelerated as to that number of shares equal to the greater of (i) the acceleration of six months’ worth of vesting (and exercisability) and (ii) 50% of the then-unvested shares subject to such award, with such accelerated vesting (and exercisability) effective as of the termination of employment.

Change in Control Benefits

•
Immediately prior to a Change of Control (as such term is defined in the Severance Plan), and subject to the Eligible Employee’s continued employment with the Company through such time, 25% of the then-unvested shares subject to each then-outstanding equity award (or such lesser number as then remain unvested) held by the Eligible Employee shall become fully vested, and, as applicable exercisable.

•
The vesting of each then-unvested equity award (including stock options) shall be accelerated as to that number of shares equal to the greater of (i) the 6 month acceleration and (ii) fifty percent (50%) of the then-unvested shares subject to such award, such accelerated vesting and exercisability effective as of the date of the Eligible Employee’s termination of employment.

•
In addition, in the event of a Change of Control in which either (i) the acquiring or surviving entity does not agree to assume or otherwise continue the Eligible Employee’s outstanding equity awards, or (ii) the acquiring or surviving company does assume or otherwise continue the Eligible Employee’s outstanding equity awards but such awards cease to cover shares of common stock that are readily tradable on an established securities market, then 100% of the shares subject to each then-outstanding unvested equity award held by the Eligible Employee shall become fully vested, and as applicable, exercisable .

Conditions to Receipt of Benefits. To be eligible to receive benefits under the Severance Plan, the Eligible Employee must execute a general waiver and release of claims in favor of the Company. If an Eligible Employee is terminated for cause or resigns without good reason, the Eligible Employee is ineligible for benefits under the Executive Severance Benefit Plan. Award held by the Eligible Employee shall become fully vested, and as applicable, exercisable.

Clawback

All of our employment agreements, and the Severance Plan, have been amended to provide for a clawback provision which provides that notwithstanding the terms of any agreement to the contrary, any portion of the payments and benefits provided under the agreement, as well as any other payments and benefits which the NEOs and other senior executives receive pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

2005 Equity Incentive Plan

Under the 2005 Plan, in the event of specified significant corporate transactions, such as a sale of all or substantially all of the Company’s assets, a sale of at least 90% of the Company’s outstanding securities, a merger in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity, but the Company’s common stock outstanding immediately prior to the transaction is exchanged or converted into other property, all outstanding stock awards under the 2005 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose service with us or the Company’s affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. The Company’s Board may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (i) the value of the property that the optionee would have received upon exercise of the stock award, over (ii) the exercise price otherwise payable in connection with the stock award.

2008 Equity Incentive Plan

Under the 2008 Plan, in the event of specified significant corporate transactions, such as a sale of all or substantially all of the Company’s assets, a sale of at least 90% of the Company’s outstanding securities, a merger in which the Company is not the surviving entity, a merger in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity, but the Company’s common stock outstanding immediately prior to the transaction is exchanged or converted into other property, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all outstanding stock awards under the 2008 Plan or may substitute similar stock awards for stock awards outstanding under the 2008 Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the specified corporate transaction), and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to stock awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such specified corporate transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a stock award or substitute a similar stock award for only a portion of a stock award. The terms of any assumption, continuation or substitution shall be set by the Board.

Except as otherwise stated in the 2008 Plan, in the event of a specified corporate transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding stock awards or substitute similar stock awards for such outstanding stock awards, then with respect to stock awards that have not been assumed, continued or substituted and that are held by participants in the 2008 Plan whose continuous service with the Company has not terminated prior to the effective time of the specified corporate transaction, the vesting of such stock awards (and, with respect to options and stock appreciation rights, the time at which such stock awards may be exercised) shall be accelerated in full to a date prior to the effective time of such specified corporate transaction (contingent upon the effectiveness of the corporate transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the corporate transaction), and such stock awards shall terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Company with respect to such stock.

2014 Equity Incentive Plan

Under the 2014 Plan, in the event of specified significant corporate transactions, such as a sale of all or substantially all of the Company’s assets, a sale of at least 90% of the Company’s outstanding securities, a merger in which the Company is not the surviving entity, a merger in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity, but the Company’s common stock outstanding immediately prior to the transaction is exchanged or converted into other property, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all outstanding stock awards under the 2014 Plan or may substitute similar stock awards for stock awards outstanding under the 2014 Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the specified corporate transaction), and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to stock awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such specified corporate transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a stock award or substitute a similar stock award for only a portion of a stock award. The terms of any assumption, continuation or substitution shall be set by the Board.

Except as otherwise stated in the 2014 Plan, in the event of a specified corporate transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding stock awards or substitute similar stock awards for such outstanding stock awards, then with respect to stock awards that have not been assumed, continued or substituted and that are held by participants in the 2008 Plan whose continuous service with the Company has not terminated prior to the effective time of the specified corporate transaction, the vesting of such stock awards (and, with respect to options and stock appreciation rights, the time at which such stock awards may be exercised) shall be accelerated in full to a date prior to the effective time of such specified corporate transaction (contingent upon the effectiveness of the corporate transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the corporate transaction), and such stock awards shall terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Company with respect to such stock.

Summary of Estimated Payouts Upon a Separation or Change of Control (1)

The table below estimates amounts payable upon a separation, change of control and a separation following a change of control as of December 31, 2016 for Messrs. Brown and Carney, and Ms. Duran using $21.15, the closing price of Company stock on that date:

Name	Termination Without Cause or Resignation for Good Reason ($)		Change of Control ($)		Termination Without Cause or Resignation for Good Reason Following a Change of Control ($)
David L. Brown
Cash Benefit	1,680,000	(2)	1,680,000	(2)	—
Stock Options	21,191	(3)	21,191	(4)	—
Restricted Stock	4,208,892	(3)	5,795,100	(4)	—
Performance Share Units	2,819,972	(3)	3,524,986	(4)	—
COBRA Premiums	31,412	(5)	—		31,412	(5)
Total	8,761,467		11,021,277		31,412

Kevin M. Carney
Cash Benefit	525,000	(6)	—		525,000	(6)
Stock Options	7,027	(7)	5,270	(8)	5,270	(9)
Restricted Stock	824,850	(7)	1,336,416	(8)	1,336,416	(9)
Performance Share Units	423,000	(7)	793,125	(8)	793,125	(9)
COBRA Premiums	20,387	(10)	—		20,387	(10)
Total	1,800,264		2,134,811		2,680,198

Roseann Duran
Cash Benefit	213,750	(11)	—		213,750	(11)
Stock Options	2,595	(12)	649	(13)	1,298	(14)
Restricted Stock	335,756	(12)	192,338	(13)	384,676	(14)
Performance Share Units	193,882	(12)	123,368	(13)	246,736	(14)
COBRA Premiums	3,699	(15)	—		3,699	(15)
Total	749,682		316,355		850,159

(1)	Mr. Teichman resigned from the Company effective on July 5, 2016 and no payments were made as a result.

(2)
Lump sum severance payment in an amount equal to 18 months of then-current base salary plus 150% of the greater of (A) the target bonus for the year in which the termination occurs and (B) the prior year’s target bonus actually earned subject to withholdings and deductions.

(3)	Unvested equity awards held will accelerate as to the same extent as such awards would have been vested had employment continued for an additional 18 months.

(4)	Unvested equity awards held will accelerate and become immediately and fully vested.
(5)    Payment by the Company of COBRA premiums for a maximum of 18 months.
(6)    Lump sum severance payment in an amount equal to 12 months of then-current base salary plus 100% of the greater of (A) the target bonus for the year in which the termination occurs and (B) the prior year’s target bonus actually earned subject to withholdings and deductions.
(7)    Unvested equity awards held will accelerate as to the same extent as such awards would have been vested had employment continued
for an additional 12 months.
(8)    Unvested equity awards held will accelerate as to 75% of the then-unvested awards.

(9)
Unvested equity awards held will accelerate as to the greater of (A) the same extent as such awards would have been vested had employment continued for an additional 12 months or (B) 75% of the then-unvested awards.

(10)    Reimbursement of COBRA premiums for a maximum of 12 months.

(11)	Lump sum severance payment in an amount equal to six months of then-current base salary plus 50% of the greater of (A) the target bonus for the year in which the termination occurs and (B) the prior year’s target bonus actually earned subject to withholdings and deductions.

(12)	Unvested equity awards will accelerate as to the same extent as such awards would have been vested had employment continued for an additional six months.
(13)    Unvested equity awards will accelerate as to 25% of the then unvested awards.

(14)
Unvested equity awards will accelerate as to the greater of (A) the same extent as such awards would have been vested had employee continued for an additional six months or (B) 50% of the then-unvested awards.

(15)    Reimbursement of COBRA premiums for a maximum of six months.

REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Compensation Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of the Company’s other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

COMPENSATION COMMITTEE
Hugh M. Durden, Chair
Timothy P. Cost
Philip J. Facchina
John Giuliani
Timothy I. Maudlin

COMPENSATION OF DIRECTORS

On January 28, 2016, the Board based on the recommendation of the Compensation Committee and the recommendation from CLS, the Board approved a new cash compensation structure for the members of the board, chairs and committee members for 2016, as follows:

Committee and Chair Fees	Quarterly Retainer ($)
Lead director	15,000
Board member	10,000
Audit Committee Chair	5,500
Compensation Committee Chair	3,750
Nominating and Corporate Governance Committee Chair	2,500
Audit Committee member	3,000
Compensation Committee member	1,875
Nominating Committee member	1,000

In addition, the Board based on the Compensation Committee's recommendations agreed to not grant stock options in 2016, and the annual grant of restricted stock would be at market median equity value as follows: Lead Director, $215,000; and Members of the Board (excluding the Lead Director), $135,000. The number of shares of restricted stock is calculated based on the closing price of the stock on the date of the annual meeting of stockholders and vests in one year on the date of the next annual meeting of stockholders. The initial grant for new members of the board was set at $262,500 which is the market median and the number of shares of restricted stock is calculated on the closing price of the stock on the effective date of the appointment, and such restricted stock vests 1/3rd on the first anniversary of the date of grant; 1/3rd on the second anniversary of the date of grant; and 1/3rd on the third anniversary of the date of grant.

The following table provides information for fiscal year 2016 compensation for non-employee directors who served during fiscal year 2016:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)(2)
Hugh M. Durden	67,000	132,883
Timothy P. Cost	51,500	280,454
Philip J. Facchina	69,038	132,883
John Giuliani	47,500	191,226
Timothy I. Maudlin	89,500	205,855
Robert S. McCoy, Jr.	56,462	132,883
Deborah H. Quazzo	56,000	132,883
Richard Rudman*	42,500	52,248

*Mr. Rudman did not stand for re-election to the Board of Directors. His term expired on May 11, 2016.

(1) The amounts shown reflect the aggregate grant date fair value expense computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Footnote 11 to the Company’s audited financial statements for the year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2017. All awards were granted immediately following the 2016 Annual Meeting of Stockholders.

(2) On May 11, 2016, each of Messrs. Cost, Durden, Facchina, Giuliani, McCoy, and Ms Quazzo received 7,580 shares of restricted stock based on approved amount of $135,000 and using the closing price of $17.81. Mr. Maudlin received 12,072 shares of restricted stock based on the approved amount of $215,000 and using the closing price of $17.81.

As of December 31, 2016, the non-employees directors, had the following equity awards outstanding:

	Outstanding Restricted Stock Awards (#)	Outstanding Restricted Stock Units Awards(#) (1)	Outstanding Stock Option Awards (#)	Total

Timothy P. Cost	11,747	—	25,000	36,747
Hugh M. Durden	7,580	30,000	79,782	117,362
Philip J. Facchina	7,580	—	82,250	89,830
John Giuliani	14,707	—	—	14,707
Timothy I. Maudlin	12,072	30,000	142,375	184,447
Robert S. McCoy, Jr.	7,580	30,000	97,375	134,955
Deborah H. Quazzo	7,580	—	82,250	89,830
Richard Rudman*	—	—	—	—
*Mr. Rudman did not stand for re-election to the Board of Directors. His term expired on May 11, 2016.

(1) On May 11, 2016, each of Messrs. Cost, Durden, Facchina, Giuliani, McCoy, and Ms Quazzo received 7,580 shares of restricted stock based on approved amount of $135,000 and using the closing price of $17.81. Mr. Maudlin received 12,072 shares of restricted stock based on the approved amount of $215,000 and using the closing price of $17.81.

     The Company’s Stock Ownership Guidelines require each non-employee director to achieve ownership of a number of qualifying shares with a market value equal to a multiple of five (5) times their annual retainer amount (in effect upon the later of January 1, 2014 or the date he or she first becomes a director). The market value is the closing price of the stock on the Achievement Date (as that term is defined in the Stock Ownership Guidelines).

RELATED PARTY TRANSACTIONS-POLICY AND PROCEDURES

The Audit Committee has authority to review and approve all related party transactions as set forth in the Audit Committee Charter. To identify related party transactions, each year, the Company submits and require its directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. The related party transactions are reviewed due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with the Company’s interests. In addition, the Nominating and Corporate Governance Committee determines, on an annual basis, which members of the Board are independent (as independence is currently defined in Rule 4200(a) (15) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, the Company’s Code of Conduct establishes the standards of behavior for all employees, officers, and directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective February 6, 2015, the Company elected Mr. John A. Giuliani to serve on its Board of Directors. Mr. Giuliani serves as President, Chief Executive Officer and Director of Conversant, a personalized digital marketing platform, which was sold to AllianceData in December 2014. Mr. Giuliani joined Conversant after the acquisition of Dotomi, a dynamic display ad optimization company, where he had served as Chief Executive Officer. During the year ended December 31, 2014, the Company purchased online advertising solutions from Dotomi and Conversant. The Company incurred $0.7 million and $2.0 million of expense related to services provided by Dotomi and Conversant, respectively, during the year ended December 31, 2014. The Company did not incur any expenses related to services provided by Dotomi during the years ended December 31, 2016 and December 31, 2015. The Company incurred $0.7 million and $0.9 million of expense related to services provided by Conversant during the years ended December 31, 2016 and December 31, 2015.

The Company owns one aircraft to facilitate the business travel of our executive officers and certain all other employees. In general, company employees are not permitted to use the aircraft for personal travel. In fiscal year 2013, Mr. Brown entered into a "Time-sharing Agreement" with us, under which he reimburses us for all incremental costs incurred in connection with his personal use of our aircraft, in accordance with Federal Aviation Administration requirements. Under this arrangement, because Mr. Brown is paying the full incremental cost of his personal travel, he is not considered to be in receipt of any element of compensation that would require either the imputation of income under IRS rules, or compensation disclosure under SEC rules.

With these exceptions, from the beginning of 2016 until the present, there have been no (and there are no currently proposed) other transactions involving an amount in excess of $120,000 in which the Company was (or is to be) a participant and any executive officer, director, 5% beneficial owner of the common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for the named executive officers and directors and compensation arrangements with the other executive officers not required to be disclosed in this section by SEC rules and regulations.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Matthew P. McClure
Secretary

Date: April 7, 2017